As filed with the SEC on _________________.	Registration No. 33-86780

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-1

Post-Effective Amendment No. 12

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PRUCO LIFE INSURANCE COMPANY

in respect of

PRUCO LIFE VARIABLE CONTRACT
REAL PROPERTY ACCOUNT

(Exact Name of Registrant)

c/o PRUCO LIFE INSURANCE COMPANY
213 Washington Street
Newark, New Jersey 07102-2992
(800) 778-2255
(Address and telephone number of principal executive offices)
_________________

Thomas C. Castano
Assistant Secretary
Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992
(800) 778-2255
(Name, address, and telephone number of agent for service)

Copy to:
Christopher E. Palmer, Esq.
Goodwin Procter LLP
901 New York Avenue, N.W.
Washington, D.C. 20001
_________________

                                                      CROSS REFERENCE SHEET
                                                    (as required by Form S-1)

S-1 Item Number and Caption                                          Location

   1.   Forepart of the  Registration  Statement and Outside
        Front Cover Page of Prospectus......................         Cover

   2.   Inside   Front  and  Outside  Back  Cover  Pages  of
        Prospectus..........................................         Inside Front Cover

   3.   Summary  Information,  Risk  Factors  and  Ratio  of
        Earnings to Fixed Charges...........................         Prospectus Cover; Summary; Risk Factors

   4.   Use of Proceeds.....................................         Investment    Policies;    Current   Real    Estate-Related
                                                                     Investments;   Management's   Discussion  and  Analysis  of
                                                                     Financial Condition and Results of Operations

   5.   Determination of Offering Price.....................         Not Applicable

   6.   Dilution............................................         Not Applicable

   7.   Selling Security Holders............................         Not Applicable

   8.   Plan of Distribution................................         Distribution of the Contracts

   9.   Description of Securities to be Registered..........         Prospectus Cover;  General Information about Pruco Life
                                                                     Insurance  Company,  Pruco Life  Variable
                                                                     Contract Real Property  Account,  The  Prudential  Variable
                                                                     Contract  Real  Property  Partnership,  and The  Investment
                                                                     Manager;  The Real  Property  Account's  Unavailability  to
                                                                     Certain   Contracts;    Valuation   of   Contract   Owners'
                                                                     Participating   Interests;    Charges;    Restrictions   on
                                                                     Withdrawals;  Restrictions on Contract  Owners'  Investment
                                                                     in the Real Property Account

  10.   Interests of Named Experts and Counsel..............         Not Applicable

  11.   Information With Respect to the
        Registrant..........................................         General Information about Pruco Life Insurance Company,
                                                                     Pruco Life Variable Contract Real Property Account,
                                                                     The  Prudential  Variable  Contract Real Property
                                                                     Partnership,   and  The  Investment   Manager;   Investment
                                                                     Policies;   Current   Real   Estate-Related    Investments;
                                                                     Management's   Discussion   and   Analysis   of   Financial
                                                                     Condition and Results of Operations;  Per Share  Investment
                                                                     Income  and  Capital  Changes;   Investment   Restrictions;
                                                                     Conflicts  of  Interest;   Valuation  of  Contract  Owners'
                                                                     Participating Interests; Financial Statements;  Litigation;
                                                                     State Regulation; Federal Income Tax Considerations

  12.   Disclosure  of   Commission   Position  on  Indemni-
        fication for Securities Act Liabilities.............         Not Applicable

PART I

INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

May 1, 2005

PRUCO  LIFE
VARIABLE  CONTRACT
REAL  PROPERTY  ACCOUNT

This prospectus is attached to two other types of prospectuses. The first describes either a variable annuity contract or a variable life insurance contract (collectively, the “Contract”)issued by Pruco Life Insurance Company (“Pruco Life,” “us,” “we,” or “our”), a stock life insurance company that is a wholly-owned subsidiary of The Prudential Insurance Company of America (“Prudential”). The second prospectus describes several investment options available under that variable contract through The Prudential Series Fund, Inc. (the “Series Fund”). The Series Fund is registered under the Investment Company Act of 1940 as an open-end, diversified management investment company. The Series Fund consists of separate investment portfolios that are mutual funds, each with a different investment policy and objective.

This prospectus describes the Pruco Life Variable Contract Real Property Account (the “Real Property Account”), an additional available investment option. Although it is not a mutual fund, in many ways it is like a mutual fund. Instead of holding a diversified portfolio of securities, such as stocks or bonds, it consists mainly of a portfolio of commercial and residential real properties.

Pruco Life determines the price of a “share” or, as we call it, a “participating interest” in this portfolio of properties, just as it does for the other investment options. It is based upon our best estimate of the fair market value of the properties and other assets held in this portfolio. The portion of your “Contract Fund” (the total amount invested under the Contract) that you allocate to this investment option will change daily in value, up or down, as the fair market value of these real properties and other assets change.

The risks of investing in real property are different from the risks of investing in mutual funds. See RISK FACTORS, page 9. Also, your ability to withdraw or transfer your investment in this option is not as freely available as it is for the other investment options. See RESTRICTIONS ON WITHDRAWALS.

Please read this prospectus and keep it for future reference.

The Securities and Exchange Commission (“SEC”) maintains a Web site (http://www.sec.gov) that contains material incorporated by reference and other information regarding registrants that file electronically with the SEC.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                                Pruco Life Insurance Company
                                                   213 Washington Street
                                               Newark, New Jersey 07102-2992
                                                 Telephone: (800) 778-2255

PRPA-1 Ed 5-2005

                                                      PROSPECTUS CONTENTS

GENERAL  INFORMATION ABOUT PRUCO LIFE INSURANCE  COMPANY,  PRUCO LIFE VARIABLE  CONTRACT REAL PROPERTY  ACCOUNT,  THE PRUDENTIAL

FINANCIAL STATEMENTS OF PRUCO LIFE VARIABLE CONTRACT REAL PROPERTY ACCOUNT....................................................A1

FINANCIAL STATEMENTS OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY
PARTNERSHIP...................................................................................................................B1

                                        PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND
                                                        SELECTED RATIOS
                                        (FOR A SHARE OUTSTANDING THROUGHOUT THE PERIOD)

The  following  information  on per share  investment  income,  capital  changes and selected  ratios has been provided for your information.  This page  should be read in  conjunction  with the  financial  statements  and notes  thereto  of The  Prudential
Variable Contract Real Property Partnership included in this prospectus.

                                                               01/01/2004   01/01/2003    01/01/2002    01/01/2001   01/01/2000
                                                                   to           to            to            to           to
                                                               12/31/2004   12/31/2003    12/31/2002    12/31/2001   12/31/2000

Revenue from real estate and improvements                         $3.78       $ 3.43        $ 3.22        $ 2.71       $ 2.32
Equity in income of real estate partnership                       $0.09       $ 0.07        $ 0.03        $ 0.08       $ 0.08
Dividend income from real estate investment trusts                $0.00       $ 0.00*       $ 0.00*       $ 0.24       $ 0.18
Interest  and  equity  income on  mortgage  and  other  loans     $0.02          -             -             -            -
receivable
Income from other real estate investments                         $0.03          -             -             -            -
Interest on short-term investments                                $0.03        $0.04         $0.06        $ 0.03       $ 0.13

TOTAL INVESTMENT INCOME                                           $3.95       $ 3.54        $ 3.31        $ 3.06       $ 2.71

Investment Management fee                                         $0.36       $ 0.33        $ 0.30        $ 0.30       $ 0.28
Real Estate Taxes                                                 $0.36       $ 0.34        $ 0.35        $ 0.30       $ 0.25
Administrative expense                                            $0.71       $ 0.46        $ 0.41        $ 0.28       $ 0.25
Operation expense                                                 $1.02       $ 0.67        $ 0.64        $ 0.60       $ 0.44
Interest expense                                                  $0.40       $ 0.33        $ 0.24        $ 0.20       $ 0.07
Minority interest in consolidated partnership                     $0.03       $ 0.03        $ 0.04        $ 0.02       $ 0.00 *

TOTAL INVESTMENT EXPENSES                                         $2.89        $2.16         $1.98        $ 1.70       $ 1.29

NET INVESTMENT INCOME                                             $1.06       $ 1.38        $ 1.33        $ 1.36       $ 1.42

Net realized gain (loss) on real estate investments sold
     or converted                                                 $0.23       $ 0.06        $ 0.05       ($ 0.02)      $ 0.27

Change in unrealized gain (loss) on real estate investments       $0.33      ($ 0.81)      ($ 1.07)      ($ 0.26)      $ 0.23
Minority interest in unrealized gain (loss) on investments        $0.12       $ 0.10       ($ 0.02)       $   0.00     $ 0.04
                                                                                                             *

Net unrealized gain (loss) on real estate investments             $0.21      ($ 0.91)      ($ 1.09)      ($ 0.26)      $ 0.19

NET REALIZED AND UNREALIZED
       GAIN (LOSS) ON INVESTMENTS                                 $0.45      ($ 0.85)      ($ 1.04)      ($ 0.28)      $ 0.46

Net change in share value                                         $1.49       $ 0.55        $ 0.29        $ 1.08       $ 1.88

Share value at beginning of period                               $24.66       $ 24.11       $ 23.82       $ 22.74      $ 20.86
Share value at end of period                                     $26.15       $ 24.66       $ 24.11       $ 23.82      $ 22.74

Ratio of expenses to average net assets (1)                      11.34%        8.94%         8.34%         7.26%        6.07%

Ratio of net investment income to average net assets (1)          4.16%        5.77%         5.59%         5.93%        6.49%

Number of weighted shares outstanding at
   end of period (000's)                                          7,364        7,640         8,193         8,922        9,831

All per share calculations are based on weighted average shares outstanding.
Per share information  presented herein is shown on a basis consistent with the financial  statements as discussed in Note 2J on page B10.
(1)  Average net assets are calculated based on an average of ending monthly net assets.
*Per Share amount less than $0.01 (rounded)

SUMMARY

This Summary provides a brief overview of the more significant aspects of the Real Property Account. We provide further detail in the subsequent sections of this prospectus.

The Real Property Account is a separate account of Pruco Life Insurance Company (“Pruco Life”) created pursuant to Arizona insurance law. Under that law, the assets of the Real Property Account are not chargeable with liabilities arising out of any other business of Pruco Life. Owners of certain variable life insurance and variable annuity contracts issued by Pruco Life may allocate a portion of their net premiums or purchase payments, or transfer a portion of their Contract Fund, to the Real Property Account. Values and benefits under the Contracts will thereafter reflect the investment experience of the Real Property Account. Contract owners, not Pruco Life, bear the risks and rewards of the investment performance of the Real Property Account to the extent of the Contract owner’s Contract Fund invested in the Real Property Account. This prospectus is attached to and should be read in conjunction with the prospectus for the Contract you selected.

Investment of The Real Property Account Assets

The Real Property Account assets are invested primarily in income-producing real estate through The Prudential Variable Contract Real Property Partnership (the “Partnership”) which is a general partnership that was established by Prudential and two of its wholly-owned subsidiaries, Pruco Life Insurance Company (“Pruco Life”) and Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”). See The Prudential Variable Contract Real Property Partnership. Currently Prudential serves as the investment manager of the Partnership. Prudential acts through Prudential Investment Management, Inc. See The Investment Manager. The Partnership invests at least 65% of its assets in direct ownership interests in:

1    income-producing real estate;
2.   participating  mortgage loans (mortgages  providing for participation in the revenues generated by, or the appreciation of, the underlying property, or both) originated for the Partnership; and
3.   real property sale-leasebacks negotiated  on behalf of the Partnership.

The large majority of these real estate investments will be in direct ownership interests in income producing real estate, such as office buildings, shopping centers, apartments, industrial properties or hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Approximately 10% of the Partnership's assets will be held in cash or invested in liquid instruments and securities. The remainder of the Partnership's assets may be invested in other types of real estate related investments, including non-participating mortgage loans and real estate investment trusts.

Investment Objectives

The investment objectives of the Partnership are to:

1.   preserve and protect the Partnership's capital;
2.   compound income by reinvesting  investment cash flow; and
3.   over time,  increase the income amount  through  appreciation  in the value of permitted  investments  and, to a lesser extent, through mortgage loans and sale-leaseback transactions.

There is no assurance that the Partnership’s objectives will be attained. See INVESTMENT POLICIES.

Risk Factors

Investment in the Real Property Account, and thereby, participation in the investment experience of the Partnership, involves significant risks. See RISK FACTORS. These include the risk of fluctuating real estate values and the risk that the appraised or estimated values of the Partnership’s real property investments will not be realized upon their disposition. Many of the Partnership’s real estate investments will not be quickly convertible into cash. Therefore, the Real Property Account should be viewed as a long-term investment. See RESTRICTIONS ON WITHDRAWALS.

Pruco Life and the investment manager have taken steps to ensure that the Real Property Account and Partnership will be sufficiently liquid to satisfy all withdrawal or loan requests promptly (within seven days), see Liquidity of Investments. Prudential’s management of the Partnership is subject to certain conflicts of interest, including the possible acquisition of properties from Prudential Financial affiliates. See CONFLICTS OF INTEREST.

Charges

The Partnership pays a daily investment management fee, which amounts to 1.25% per year of the average daily gross assets of the Partnership. The Partnership also compensates the investment manager for providing certain accounting and administrative services. See CHARGES. The portion of your Contract Fund allocated to the Real Property Account is subject to the same Contract charges as the portion of your Contract Fund allocated to The Prudential Series Fund, Inc. (the “Series Fund”). The Series Fund is the underlying funding vehicle for the other variable investment options available to Contract owners. You should read the Contract prospectus for a description of those charges.

Availability to Pruco Life Contracts

The Real Property Account is currently available to purchasers of Pruco Life’s Variable Appreciable Life® Insurance Contracts, Variable Life Insurance Contracts, Discovery® Life Plus Contracts, and Discovery® Plus Contracts. It is not available on Contracts that are purchased in connection with IRAs, Section 403(b) annuities, and other tax-qualified plans, that are subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) or to the prohibited transaction excise tax provisions of the Internal Revenue Code. See THE REAL PROPERTY ACCOUNT’S UNAVAILABILITY TO CERTAIN CONTRACTS. For example, a Variable Appreciable Life Contract owner who elects to invest part of his or her net premiums in the Pruco Life Variable Appreciable Account, a separate account of Pruco Life registered as a unit investment trust under the Investment Company Act of 1940, and part in the Real Property Account, will be subject to the same: (1) monthly sales charges; (2) risk charges; (3) administrative charges; (4) insurance charges; and (5) contingent deferred sales charges without regard to what portion is invested in the Pruco Life Variable Appreciable Account and what portion is invested in the Real Property Account. The Real Property Account has established different subaccounts, relating to the different types of variable Contracts that may participate in the Real Property Account. These subaccounts provide the mechanism and maintain the records whereby these different Contract charges are made.

This prospectus may only be offered in jurisdictions in which the offering is lawful. No person is authorized to make any representations in connection with this offering other than those contained in this prospectus.

GENERAL INFORMATION ABOUT PRUCO LIFE INSURANCE COMPANY, PRUCO LIFE VARIABLE CONTRACT REAL PROPERTY ACCOUNT, THE PRUDENTIALVARIABLE
CONTRACT REAL PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER

Pruco Life Insurance Company

Pruco Life Insurance Company (“Pruco Life”) is a stock life insurance company, organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam, and in all states except New York. These Contracts are not offered in any state in which the necessary approvals have not been obtained.

Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (“Prudential”), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (“Prudential Financial”), a New Jersey insurance holding company. As Pruco Life’s ultimate parent, Prudential Financial exercises significant influence over the operations and capital structure of Pruco Life and Prudential. However, neither Prudential Financial, Prudential, nor any other related company has any legal responsibility to pay amounts that Pruco Life may owe under the contract or policy.

Pruco Life’s consolidated financial statements appear in the statement of additional information for the Contract prospectus, which is available upon request.

Pruco Life Variable Contract Real Property Account

The Pruco Life Variable Contract Real Property Account (the “Real Property Account”) was established on August 27, 1986 under Arizona law as a separate investment account. The Real Property Account meets the definition of a “separate account” under the federal securities laws. The Real Property Account holds assets that are separated from all of Pruco Life’s other assets. The Real Property Account is used only to support the variable benefits payable under the Contracts that are funded by the real estate investment option.

The Contract obligations to Contract owners and beneficiaries are general corporate obligations of Pruco Life. Pruco Life is also the legal owner of the Real Property Account assets. Pruco Life will maintain assets in the Real Property Account with a total market value at least equal to the amounts credited under the real estate option to all the Contracts participating in the Real Property Account. These assets may not be charged with liabilities, which arise from any other business that Pruco Life conducts. In addition to these assets, the Real Property Account’s assets may include funds contributed by Pruco Life, and reflect any accumulations of the charges Pruco Life makes against the Real Property Account. See VALUATION OF CONTRACT OWNER’S PARTICIPATING INTERESTS.

Pruco Life will bear the risks and rewards of the Real Property Account’s investment experience to the extent of its investment in the Real Property Account. Pruco Life may withdraw or redeem its investment in the Real Property Account at any time. We will not make any such redemption if it will have a materially adverse impact on the Real Property Account. Accumulations of charges will be withdrawn on a regular basis.

Unlike the other separate accounts funding the Contracts, the Real Property Account is not registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 as an investment company. For state law purposes, the Real Property Account is treated as a part or division of Pruco Life. Contract owners have no voting rights with respect to the Real Property Account. The Real Property Account is under the control and management of Pruco Life. The Board of Directors and officers of Pruco Life are responsible for the management of the Real Property Account. No salaries of Pruco Life personnel are paid by the Real Property Account. Information regarding the directors and officers of Pruco Life is contained in the attached prospectus for the Contract. The financial statements of the Real Property Account begin on page A1.

The Prudential Variable Contract Real Property Partnership

The assets of the Real Property Account are invested in The Prudential Variable Contract Real Property Partnership (the “Partnership”). The Partnership, a general partnership organized under New Jersey law on April 29, 1988, was formed through an agreement among The Prudential Insurance Company of America, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey, to provide a means for assets allocated to the real estate investment option under certain variable life insurance and variable annuity contracts issued by the respective companies to be invested in a commingled pool. This was done to provide greater diversification of investments and lower transaction costs than would be possible if the assets were separately invested by each company. All amounts allocated to the Real Property Account are contributed by Pruco Life to the Partnership. Pruco Life’s general partnership interest in the Partnership is held in the Real Property Account.

The initial contributions to the Partnership were made on April 29, 1988. Prudential contributed $100,000 in cash to the Partnership; Pruco Life of New Jersey contributed $100,000 in cash to the Partnership; and Pruco Life contributed the real estate and other assets held in its real estate separate account, which had been actively investing in real estate for more than a year. Those assets had an estimated market value of $91,538,737 on that date. Each Partner is entitled to its respective proportionate share of all income, gains, and losses of the Partnership.

The Partnership assets are valued on each business day. The value of each Partner’s interest will fluctuate with the investment performance of the Partnership. In addition, the Partners’ interests are proportionately readjusted, at the current value, on each day when a Partner makes a contribution to, or withdrawal from, the Partnership. When you choose to allocate a portion of your net premiums or purchase payments, or transfer a portion of your Contract Fund, to the Real Property Account, Pruco Life will contribute that amount to the Partnership as a capital contribution. It will correspondingly increase the Real Property Account’s interest in the Partnership. Values and benefits under the Contract will thereafter vary with the performance of the Partnership’s investments. For more information on how the value of your interest in the Real Property Account and the value of the Partnership’s investments are calculated, see VALUATION OF CONTRACT OWNERS’ PARTICIPATING INTERESTS.

Contract owners have no voting rights with respect to the Partnership operations. The financial statements of the Partnership begin on page B1.

The Investment Manager

Currently, Prudential Investment Management, Inc. (“PIM”) acts as investment manager of the Partnership. PIM invests in and manages real estate equities and mortgages for the general account and separate accounts of Prudential Financial affiliates, and other third party accounts.

PIM, on behalf of the general account, and separate accounts of Prudential Financial affiliates, and other third party accounts, is one of the largest real estate investors in North America. PIM and Prudential Financial affiliates participate in real estate ventures through public and private partnerships. As of December 31, 2004, PIM managed $40.9 billion of net domestic real estate mortgages and equities of which $24.2 billion is in Prudential’s general account and $16.8 billion is in separate accounts and other third party accounts. Statement value for general account assets is recorded at depreciated cost and for assets in separate accounts and other third party accounts at market value. For a discussion of how the Partnership’s real estate-related investments are valued, see VALUATION OF CONTRACT OWNERS’ PARTICIPATING INTERESTS .

PIM has organized its real estate activities into separate business units within Prudential’s Global Asset Management Group. Prudential Real Estate Investors (PREI) is the unit responsible for the investments of the Real Property Partnership. PREI’s investment staff is responsible for both general account and third party account real estate investment management activities.

PREI provides investment management services on a domestic basis and also acts as part of a global team providing these services to institutional investors worldwide. PREI is headquartered in Parsippany, New Jersey and has 4 field offices across the United States. As of December 31, 2004, PREI had under management approximately 35.4 million net rentable square feet of office real estate, 17.3 million net rentable square feet of industrial real estate, 14.0 million net rentable square feet of retail real estate, 2,799 hotel rooms, and 18,060 multifamily residential units.

Various divisions of Prudential Financial may provide PREI with services that may be required in connection with the Partnership’s investment management agreement. The mortgage operation currently manages and administers a portfolio of mortgage loans totaling approximately $46.6 billion.

PIM has entered into an administrative services agreement with Prudential, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey under which it pays the companies a fee for performing certain of PIM’s recordkeeping and other obligations under its investment management agreement with the Partnership.

INVESTMENT POLICIES

Overview

The Partnership has an investment policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans. The largest portion of these real estate investments are direct ownership interests in income-producing real estate, such as office buildings, shopping centers, hotels, apartments, or industrial properties. Approximately 10% of the Partnership’s assets are generally held in cash or invested in liquid instruments and securities although the Partners reserve discretion to increase this amount to meet partnership liquidity requirements. The remainder of the Partnership’s assets are invested in other types of real estate-related investments, including real estate investment trusts.

Investment in Direct Ownership Interests in Real Estate

Acquisition.     The Partnership’s principal investment policy involves acquiring direct ownership interests in existing (including newly constructed) income-producing real estate, including office buildings, shopping centers, apartment buildings, industrial properties, and hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Property acquisitions will generally be carried out by the real estate acquisition offices in PREI’s network of field offices located in Parsippany, New Jersey, Atlanta, Georgia, Chicago, Illinois and San Francisco, California. A field office or an affiliate of Prudential Financial supervises the management of properties in all of PIM’s accounts.

Proposals to acquire properties for the Partnership are usually originated by a field office. They are reviewed and approved by the Investment Management Committee of PREI. Depending upon the size of the acquisition and other factors, a proposed real estate investment may also be submitted for review to the Investment Committee of the Board of Directors of Prudential.

Although percentage limitations on the type and location of properties that may be acquired by the Partnership have not been established, the Partnership plans to diversify its investments through the type of property acquired and its geographic location. The Partnership’s investments will be maintained to meet the Internal Revenue Code diversification requirements. See General Investment and Operating Policies.

In order for the Partnership to meet its stated objectives, it will have to acquire properties that generate more cash than needed to pay its gross operating expenses. To do this, a substantial portion of the Partnership’s assets will be invested in properties with operating histories that include established rent and expense schedules. However, the Partnership may also acquire recently constructed properties that may be subject to agreements with sellers providing for certain minimum levels of income. Upon the expiration of or default under these agreements, there is no assurance that the Partnership will maintain the level of operating income necessary to produce the return it was previously experiencing. The Partnership may purchase real property from Prudential Financial or its affiliates under certain conditions. See CONFLICTS OF INTEREST.

The property acquired by the Partnership is usually real estate, which is ready for use. Accordingly, the Partnership is not usually subject to the development or construction risks inherent in the purchase of unimproved real estate. From time to time, however, the Partnership may invest in a developmental real estate project that is consistent with the Partnership’s objectives. The Partnership will then be subject to those risks.

The Partnership will often own the entire fee interest in an acquired property, but it may also hold other direct ownership interests. These include, but are not limited to, partnership interests, limited liability company interests, leaseholds, and tenancies in common.

Property Management and Leasing Services. The Partnership usually retains a management company operating in the area of a property to perform local property management services. A field office or other affiliate of Prudential Financial will usually: (1) supervise and monitor the performance of the local management company; (2) determine and establish the required accounting information to be supplied; (3) periodically inspect the property; (4) review and approve property operating budgets; and (5) review actual operations to ensure compliance with budgets. In addition to day-to-day management of the property, the local management company will have responsibility for: (1) supervision of any on-site personnel; (2) negotiation of maintenance and service contracts; (3) major repair advice; (4) replacements and capital improvements; (5) the review of market conditions to recommend rent schedule changes; and (6) creation of marketing and advertising programs to obtain and maintain good occupancy rates by responsible tenants. The local management company fees will reduce the cash flow from the property to the Partnership.

The Partnership usually retains a leasing company to perform leasing services on any property with actual or projected vacancies. The leasing company will coordinate with the property management company to provide marketing and leasing services for the property. When the property management company is qualified to handle leasing, it may also be hired to provide leasing services. Leasing commissions and expenses will reduce the cash flow from the property to the Partnership.

PREI may, on behalf of the Partnership, hire a Prudential Financial affiliate to perform property management or leasing services. The affiliate’s services must be provided on terms competitive with unaffiliated entities performing similar services in the same geographic area. See CONFLICTS OF INTEREST.

Annually, the field office which oversees the management of each property owned by the Partnership will, together with the local property management firm, develop a business plan and budget for each property. It will consider, among other things, the projected rollover of individual leases, necessary capital expenditures and any expansion or modification of the use of the property. The approval of an officer of PREI is required. The field office will also periodically report the operating performance of the property to PREI.

Investments in Mortgage Loans

Types of Mortgage Loans

The Partnership is authorized to invest in mortgage loans, including conventional mortgage loans that may pay fixed or variable rates of interest and mortgage loans that have a “participation” (as defined below). The Partnership will not make mortgage loans to Prudential Financial affiliates.

The Partnership intends to give mortgage loans on: (1) commercial properties (such as office buildings, shopping centers, hotels, industrial properties, and office showrooms); (2) agricultural properties; and (3) residential properties (such as garden apartment complexes and high-rise apartment buildings). These loans are usually secured by properties with income-producing potential based on historical or projected data. Usually, they are not personal obligations of the borrower and are not insured or guaranteed.

1.     First Mortgage Loans. The Partnership will primarily make first mortgage loans secured by mortgages on existing income-producing property. These loans may provide for interest-only payments and a balloon payment at maturity.

2.     Wraparound Mortgage Loans. The Partnership also may make wraparound mortgage loans on income-producing properties which are already mortgaged to unaffiliated entities. A wraparound mortgage loan is a mortgage with a principal amount equal to the outstanding balance of the prior existing mortgage plus the amount to be advanced by the lender under the wraparound mortgage loan, thereby providing the property owner with additional funds without disturbing the existing loan. The terms of wraparound mortgage loans made by the Partnership require the borrower to make all principal and interest payments on the underlying loan to the Partnership, which will then pay the holder of the prior loan. Because the existing first mortgage loan is preserved, the lien of the wraparound mortgage loan is junior to it. The Partnership will make wraparound mortgage loans only in states where local applicable foreclosure laws permit a lender, in the event of the borrower’s default, to obtain possession of the property, which secures the loan.

3.     Junior Mortgage Loans. The Partnership may also invest in other junior mortgage loans. Junior mortgage loans will be secured by mortgages, which are subordinate to one or more prior liens on the real property. They will generally, but not in all cases, provide for repayment in full prior to the end of the amortization period of the senior mortgages. Recourse on such loans will include the real property encumbered by the Partnership’s mortgage and may also include other collateral or personal guarantees by the borrower.

The Partnership will generally make junior or wraparound mortgage loans only if the senior mortgage, when combined with the amount of the Partnership’s mortgage loan, would not exceed the maximum amount which the Partnership would be willing to commit to a first mortgage loan and only under such circumstances and on such property as to which the Partnership would otherwise make a first mortgage loan.

4.     Participations. The Partnership may make mortgage loans, which, in addition to charging a base rate of interest, will include provisions permitting the Partnership to participate (a “participation”) in the economic benefits of the underlying property. The Partnership would receive a percentage of: (1) the gross or net revenues from the property operations; and/or (2) the increase in the property value realized by the borrower, such as through sale or refinancing of the property. These arrangements may also grant the Partnership an option to acquire the property or an undivided interest in the property securing the loan. When the Partnership negotiates the right to receive additional interest in the form of a percentage of the gross revenues or otherwise, the fixed cash return to the Partnership from that investment will generally be less than would otherwise be the case. It is expected that the Partnership will be entitled to percentage participations when the gross or net revenues from the property operations exceed a certain base amount. This base amount may be adjusted if real estate taxes or similar charges are increased. The form and extent of the additional interest that the Partnership receives will vary with each transaction depending on: (1) the equity investment of the owner or developer of the property; (2) other financing or credit obtained by the owner or developer; (3) the fixed base interest rate on the mortgage loan by the Partnership; (4) any other security arrangement; (5) the cash flow and pro forma cash flow from the property; and (6) market conditions.

The Partnership intends to use this additional interest as a hedge against inflation. It assumes that as prices increase in the economy, the rental prices on properties, such as shopping centers or office buildings, will increase and there should be a corresponding increase in the property value. There is no assurance that additional interest or increased property values will be received. In that event, the Partnership will be entitled to receive only the fixed portion of its return.

Standards for Mortgage Loan Investments

In making mortgage loans, the investment manager will consider relevant real property and financial factors, including: (1) the location, condition, and use of the underlying property; (2) its operating history; (3) its future income-producing capacity; and (4) the quality, experience, and creditworthiness of the unaffiliated borrower.

Before the Partnership makes a mortgage loan, the investment manager analyzes the fair market value of the underlying real estate. In general, the amount of each mortgage loan made by the Partnership will not exceed, when added to the amount of any existing indebtedness, 80% of the estimated or appraised value of the property mortgaged.

Dealing With Outstanding Loans

The Partnership may sell its mortgage loans prior to maturity if it is deemed advisable by the investment manager and consistent with the Partnership’s investment objectives. The investment manager may also: (1) extend the maturity of any mortgage loan made by the Partnership; (2) consent to a sale of the property subject to a mortgage loan or finance the purchase of a property by making a new mortgage loan in connection with the sale of a property (either with or without requiring the repayment of the mortgage loan); (3) renegotiate the terms of a mortgage loan; and (4) otherwise deal with the mortgage loans of the Partnership.

Investments in Sale-Leasebacks

A portion of the Partnership’s investments may consist of real property sale-leaseback transactions (“leasebacks”). In this type of transaction, the Partnership will purchase land and income-producing improvements on the land and simultaneously lease the land and improvements, generally to the seller, under a long-term lease. Leasebacks may be for very long periods and may provide for increasing payments from the lessee.

Under the terms of the leaseback, the tenant will operate, or provide for the operation of, the property and generally be responsible for the payment of all costs, including: (1) taxes; (2) mortgage debt service; (3) maintenance and repair of the improvements; and (4) insurance. In some cases, the Partnership may also grant the lessee an option to acquire the land and improvements from the Partnership after a period of years. The option exercise price would be based on the fair market value of the property, as encumbered by the lease, the increase in the gross revenues from the property or other objective criteria reflecting the increased value of the property.

In some leaseback transactions, the Partnership may only purchase the land under an income-producing building and lease the land to the building owner. In such cases, the Partnership may seek, in addition to base rents in its leasebacks, participations in the gross revenues from the building in a form such as a percentage of the gross revenues of the lessee above a base amount (which may be adjusted if real property taxes increase or for other events). The Partnership may invest in leasebacks which are subordinate to other interests in the land, buildings, and improvements, such as a first mortgage, other mortgage, or lien. In those situations, the Partnership’s leaseback interest will be subject to greater risks.

The Partnership will only acquire a property for a leaseback transaction if the purchase price is equal to not more than 100% of the estimated or appraised property value. The Partnership may dispose of its leasebacks when deemed advisable by the investment manager and consistent with the Partnership’s investment objectives.

General Investment and Operating Policies

The Partnership does not intend to invest in any direct ownership interests in properties, mortgage loans or leasebacks in order to make short-term profits from their sale, although in exceptional cases, the investment manager may decide to do so in the best interests of the Partnership. The Partnership may dispose of its investments whenever necessary to meet its cash requirements or when it is deemed to be desirable by the investment manager because of market conditions or otherwise. The Partnership will reinvest any proceeds from the disposition of assets (and any cash flow from operations) which are not necessary for the Partnership’s operations and which are not withdrawn by the Partners in order to make distributions to investors pursuant to the variable contracts issued by the Partners, or to Prudential to return its equity interests pursuant to this prospectus. The proceeds will be reinvested in investments consistent with the Partnership’s investment objectives and policies.

In making investments in properties, mortgage loans, leasebacks or other real estate investments, the Partnership will rely on the investment manager’s analysis of the investment and will not receive an independent appraisal prior to acquisition. The Partnership expects, however, that all the properties it owns, and most mortgage loans it holds, will be appraised or valued annually by an independent appraiser who is a member of a nationally recognized society of appraisers. Each appraisal will be maintained in the Partnership records for at least five years. It should be noted that appraised values are opinions and, as such, may not represent the true worth or realizable value of the property being appraised.

The Partnership usually purchases properties on an unleveraged basis. The properties acquired will typically be free and clear of mortgage debt immediately after their acquisition. The Partnership may, however, acquire properties subject to existing mortgage loans. In addition, the Partnership may mortgage or acquire properties partly with the proceeds of purchase money mortgage loans, up to 80% of the property value. Although this is not usually done, the Partnership may do so if the investment manager decides that it is consistent with its investment objectives. When the Partnership mortgages its properties, it bears the expense of mortgage payments. See BORROWING BY THE PARTNERSHIP.

The Partnership may also invest a portion of its assets in non-participating mortgage loans, real estate limited partnerships, limited liability companies, real estate investment trusts, and other vehicles whose underlying investment is in real estate.

The Partnership’s investments will be maintained in order to meet the diversification requirements set forth in regulations under the Internal Revenue Code (the “Code”) relating to the investments of variable life insurance and variable annuity separate accounts. In order to meet the diversification requirements under the regulations, the Partnership will meet the following test: (1) no more than 55% of the assets will be invested in any one investment; (2) no more than 70% of the assets will be invested in any two investments; (3) no more than 80% of the assets will be invested in any three investments; and (4) no more than 90% of the assets will be invested in any four investments. All interests in the same real property project are treated as a single investment. The Partnership must meet the above test within 30 days of the end of each calendar quarter. To comply with the diversification requirements of the State of Arizona, the Partnership will limit additional investments in any one parcel or related parcels to an amount not exceeding 10% of Partnership’s gross assets, as of the prior fiscal year end.

In managing the assets of the Partnership, the investment manager will use its discretion in determining whether to foreclose on defaulting borrowers or to evict defaulting tenants. The investment manager will decide which course of action is in the best interests of the Partnership in maintaining the value of the investment.

Property management services are usually required for the Partnership’s investments in properties which are owned and operated by the Partnership, but usually will not be needed for mortgage loans owned by the Partnership, except for mortgage servicing. It is possible, however, that these services will be necessary or desirable in exercising default remedies under a foreclosure on a mortgage loan. The investment manager may engage, on behalf of the Partnership, Prudential Financial affiliated or unaffiliated entities to provide these additional services to the Partnership. The investment manager may engage Prudential Financial affiliates to provide property management, property development services, loan servicing or other services if and only if the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area. See CONFLICTS OF INTEREST.

The investment manager will manage the Partnership so that the Real Property Account will not be subject to registration under the Investment Company Act of 1940. This requires monitoring the proportion of the Partnership’s assets to be placed in various investments.

CURRENT REAL ESTATE-RELATED INVESTMENTS

The current principal real estate-related investments held by the Partnership are described below. Many of these investments were originated by, and previously held in, The Prudential Real Property Account of Pruco Life Insurance Company (the “Pruco Life Account”), a separate account established to fund the real estate investment option under variable contracts issued by Pruco Life. Prior to the formation of the Partnership, the Pruco Life Account followed the same investment policies as those followed by the Partnership. Pruco Life contributed the assets held in the Pruco Life Account to the Partnership as its initial capital contribution to the Partnership.

Properties

The Partnership owns the following properties as of December 31, 2004.

1.   Office Properties
     The Partnership  owns office  properties in Lisle and Oakbrook  Terrace,  Illinois;  Brentwood,  Tennessee;  and Beaverton,
     Oregon.  Total square footage owned is  approximately  494,284 of which 68% or 333,951 square feet are leased between 1 and
     10 years.

2.   Apartment Complexes
     The Partnership owns apartment complexes in Atlanta,  Georgia;  Raleigh, North Carolina;  Jacksonville,  Florida; and Salem
     and  Gresham,  Oregon.  There  are a total of 1,253  apartment  units  available  of which 91% or 1,135  units are  leased.
     Leases range from month to month to one year. Two of the  Partnership's  Salem,  Oregon  apartment  complexes,  which had a total of 188 units, were sold on December 14, 2004.

3.   Retail Property
     The Partnership  owns retail centers in Roswell,  Georgia;  Kansas City,  Kansas and Missouri;  Ocean City,  Maryland;  and
     Hampton,  Virginia.  Total square footage owned is  approximately  1,163,464 of which 84% or 979,251 square feet are leased between 1 and 30 years.

4.   Industrial Properties
     The Partnership owns an industrial  building in Aurora,  Colorado.  Total square footage owned is approximately  277,930 of which 66% or 184,047 square feet are leased between 1 and 10 years.

5.   Hotel Property
     On December 10, 2003, the Partnership  invested in a hotel located in Lake Oswego,  Oregon.  This joint venture  investment has 161 rooms.  Occupancy for the year ended 2004 averaged 68.3%.

RISK FACTORS

There are certain risk factors that you should consider before allocating a portion of your net premiums or purchase payments, or transferring a portion of your Contract Fund, to the Real Property Account. These include valuation risks, (see VALUATION OF CONTRACT OWNERS’ PARTICIPATING INTERESTS), certain conflicts of interest, (see CONFLICTS OF INTEREST), as well as the following risks:

Liquidity of Investments

Because the Real Property Account will, through the Partnership, invest primarily in real estate, its assets will not be as liquid as the investments generally made by separate accounts of life insurance companies funding variable life insurance and variable annuity contracts. The Partnership will, however, hold approximately 10% of its assets in cash and invested in liquid securities. The primary purposes for such investments are to meet the expenses involved in the operation of the Partnership and to allow it to have sufficient liquid assets to meet any requests for withdrawals from the Real Property Account. Such withdrawals would be made in order to meet requested or required payments under the Contracts. The Partnership may also borrow funds to meet liquidity needs. See BORROWING BY THE PARTNERSHIP.

We have taken steps to ensure that the Partnership will be liquid enough to meet all anticipated withdrawals by the Partners to meet the separate accounts’ liquidity requirements. It is possible that the Partnership may need to dispose of a real property or mortgage loan investment promptly in order to meet such withdrawal requests.

General Risks of Real Property Investments

By participating in the Real Property Account and thereby in the investment performance of the Partnership, you will be subject to many of the risks of real property investments. These include:

1.     Risks of Ownership of Real Properties. The Partnership will be subject to the risks inherent in the ownership of real property such as fluctuations in occupancy rates and operating expenses and variations in rental schedules. It may be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which the Partnership invests, zoning laws, and real property tax rates. Operation of property in which the Partnership invests will primarily involve rental of that property to tenants. The financial failure of a tenant resulting in the termination of their lease might cause a reduction in the cash flow to the Partnership. If a lease is terminated, there is no assurance that the Partnership will be able to find a new tenant for the property on terms as favorable to the Partnership as those from the prior tenant. Investments in hotels are subject to additional risk from the daily turnover and fluctuating occupancy rates of hotel rooms and the absence of long-term tenants.

The Partnership’s properties will also be subject to the risk of loss due to certain types of property damage (such as from nuclear power plant accidents and wars) which are either uninsurable or not economically insurable.

2.     Risks of Mortgage Loan Investments. The Partnership’s mortgage loan investments will be subject to the risk of default by the borrowers. In this event the Partnership would have the added responsibility of foreclosing on or pursuing other remedies on the underlying properties to protect the value of its mortgage loans. A borrower’s ability to meet its mortgage loan payments will be dependent upon the risks generally inherent to the ownership of real property. Mortgage loans made by the Partnership will generally not be personal obligations of the borrowers. The Partnership will only rely on the value of the underlying property for its security. Mechanics’, materialmen’s, government, and other liens may have or obtain priority over the Partnership’s security interest in the property.

In addition, the Partnership’s mortgage loan investments will be subject to prepayment risks. If the terms of the mortgage loans permit, mortgagors may prepay the loans, thus possibly changing the Partnership’s return.

Junior mortgage loans (including wraparound mortgage loans) will be subject to greater risk than first mortgage loans, since they will be subordinate to liens of senior mortgagees. In the event a default occurs on a senior mortgage, the Partnership may be required to make payments or take other actions to cure the default (if it has the right to do so) in order to prevent foreclosure on the senior mortgage and possible loss of all or portions of the Partnership’s investment. “Due on sale” clauses included in some senior mortgages, accelerating the amount due under the senior mortgage in the case of sale of the property, may be applied to the sale of the property upon foreclosure by the Partnership of its junior mortgage loan.

The risk of lending on real estate increases as the proportion which the amount of the mortgage loan bears to the fair market value of the real estate increases. The Partnership usually does not make mortgage loans of over 80% of the estimated or appraised value of the property that secures the loan. There can be no assurance, that in the event of a default, the Partnership will realize an amount equal to the estimated or appraised value of the property on which a mortgage loan was made.

Mortgage loans made by the Partnership may be subject to state usury laws. These laws impose limits on interest charges and possible penalties for violation of those limits, including restitution of excess interest, unenforceability of debt, and treble damages. The Partnership does not intend to make mortgage loans at usurious rates of interest. Uncertainties in determining the legality of interest rates and other borrowing charges under some statutes could result in inadvertent violations, in which case the Partnership could incur the penalties mentioned above.

3.     Risks with Participations. The Partnership may seek to invest in mortgage loans and leasebacks with participations, which will provide the Partnership with both fixed interest and additional interest based upon gross revenues, sale proceeds, and/or other variable amounts. If the interest income received by the Partnership is based, in part, on a percentage of the gross revenues or sale proceeds of the underlying property, the Partnership’s income will depend on the success in the leasing of the underlying property, the management and operation of such property by the borrower or lessee and upon the market value of the property upon ultimate disposition. If the Partnership negotiates a mortgage loan with a lower fixed interest rate and an additional percentage of the gross revenues or eventual sale proceeds of the underlying property, and the underlying property fails to generate increased revenues or to appreciate, the Partnership will have foregone a potentially greater fixed return without receiving the benefit of appreciation. State laws may limit participations. In the event of the borrower’s bankruptcy, it is possible that as a result of the Partnership’s interest in the gross revenues or sale proceeds, a court could treat the Partnership as a partner or joint venturer with the borrower, and the Partnership could lose the priority its security interest would have been given, or be liable for the borrower’s debts. The Partnership will structure its participations to avoid being characterized as a partner or joint venturer with the borrower.

4.     Risks with Sale-Leaseback Transactions. Leaseback transactions typically involve the acquisition of land and improvements thereon and the leaseback of such land and improvements to the seller or another party. The value of the land and improvements will depend, in large part, on the performance and financial stability of the lessee and its tenants, if any. The tenants’ leases may have shorter terms than the leaseback. Therefore, the lessee’s future ability to meet payment obligations to the Partnership will depend on its ability to obtain renewals of such leases or new leases upon satisfactory terms and the ability of the tenants to meet their rental payments to the lessee.

PREI investigates the stability and creditworthiness of lessees in all commercial properties it may acquire, including leaseback transactions. However, a lessee in a leaseback transaction may have few, if any, assets. The Partnership will therefore rely for its security on the value of the land and improvements. When the Partnership’s leaseback interest is subordinate to other interests in the land or improvements, such as a first mortgage or other lien, the Partnership’s leaseback will be subject to greater risk. A default by a lessee or other premature termination of the leaseback may result in the Partnership being unable to recover its investment unless the property is sold or leased on favorable terms. The ability of the lessee to meet its obligations under the leaseback, and the value of a property, may be affected by a number of factors inherent in the ownership of real property which are described above. Furthermore, the long-term nature of a leaseback may, in the future, result in the Partnership receiving lower average annual rentals. However, this risk may be lessened if the Partnership obtains participations in connection with its leasebacks.

Reliance on The Partners and The Investment Manager

You do not have a vote in determining the policies of the Partnership or the Real Property Account. You also have no right or power to take part in the management of the Partnership or the Real Property Account. The investment manager alone, subject to the supervision of the Partners, will make all decisions with respect to the management of the Partnership, including the determination as to what properties to acquire, subject to the investment policies and restrictions. Although the Partners have the right to replace the investment manager, it should be noted that Prudential, Pruco Life, Pruco Life of New Jersey, and the investment manager are wholly-owned subsidiaries of Prudential Financial.

The Partnership will compete in the acquisition of its investments with many other individuals and entities engaged in real estate activities, including the investment manager and its affiliates. See CONFLICTS OF INTEREST. There may be intense competition in obtaining properties or mortgages in which the Partnership intends to invest. Competition may result in increased costs of suitable investments.

Since the Partnership will continuously look for new investments, you will not be able to evaluate the economic merit of many of the investments which may be acquired by the Partnership. You must depend upon the ability of the investment manager to select investments.

INVESTMENT RESTRICTIONS

The Partnership has adopted certain restrictions relating to its investment activities. These restrictions may be changed, if the law permits, by the Partners. Pursuant to these restrictions, the Partnership will not:

  1.  Make any investments not related to real estate, other than liquid instruments and securities.

  2.  Engage in underwriting of securities issued by others.

  3.  Invest in securities issued by any investment company.

  4.  Sell securities short.

  5.  Purchase or sell oil, gas, or other mineral exploration or development programs.

  6.  Make loans to the Partners, any of their affiliates, or any investment program sponsored by such parties.

  7.  Enter into  leaseback  transactions  in which the lessee is  Prudential,  Pruco  Life,  Pruco  Life of New  Jersey,  their affiliates, or any investment program sponsored by such parties.

  8.  Borrow more than 331/3%  (pursuant to  California  state  requirements)  of the value of the assets of the  Partnership
      (based upon periodic valuations and appraisals).  See VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS.

DIVERSIFICATION REQUIREMENTS

The Partnership’s investments are maintained so as to meet the diversification requirements set forth in Treasury Regulations issued pursuant to Section 817(h) of the Internal Revenue Code relating to the investments of variable life insurance and variable annuity separate accounts. Section 817(h) requires, among other things, that the partnership will have no more than 55% of the assets invested in any one investment, no more than 70% of the assets will be invested in any two investments, no more than 80% of the assets will be invested in any three investments, and no more than 90% of the assets will be invested in any four investments. To comply with requirements of the State of Arizona, the Partnership will limit additional investments in any one parcel or related parcels to an amount not exceeding 10% of the Partnership’s gross assets as of the prior fiscal year.

CONFLICTS OF INTEREST

The investment manager, will be subject to various conflicts of interest in managing the Partnership. PIM invests in real estate equities and mortgages for the general account of Prudential Financial affiliates and for third parties, including through separate accounts established for the benefit of qualified pension and profit-sharing plans. PIM also manages, or advises in the management of, real estate equities and mortgages owned by other persons. In addition, affiliates of Prudential Financial are general partners in publicly offered limited partnerships that invest in real estate equities and mortgage loans. Prudential Financial and its affiliates may engage in business activities, which will be competitive with the Partnership. Moreover, the Partnership may purchase properties from Prudential Financial or its affiliates.

The conflicts involved in managing the Partnership include:

1.     Lack of Independent Negotiations between the Partnership and The Investment Manager. All agreements and arrangements relating to compensation between the Partnership and the investment manager, or any affiliate of Prudential Financial will not be the result of arm’s-length negotiations.

2.     Competition by the Partnership with Prudential Financial’s Affiliates for Acquisition and Disposition of Investments. Prudential Financial affiliates are involved in numerous real estate investment activities for their general account, their separate accounts, and other entities. They may involve investment policies comparable to the Partnership’s and may compete with the Partnership for the acquisition and disposition of investments. Moreover, additional accounts or affiliated entities may be formed in the future with investment objectives similar to those of the Partnership. In short, existing or future real estate investment accounts or entities managed or advised by Prudential Financial affiliates may have the same management as the Partnership and may be in competition with the Partnership regarding real property investments, mortgage loan investments, leasebacks, and the management and sale of such investments. Prudential Financial affiliates are not obligated to present to the Partnership any particular investment opportunity, regardless of whether the opportunity would be suitable for investment by the Partnership.

Prudential Financial affiliates have, however, adopted procedures to distinguish between equity investments available for the Partnership as opposed to the other programs and entities described above. If investment accounts or entities managed by Prudential Financial affiliates have investment objectives and policies similar to the Partnership and are in the market to acquire properties or make investments at the same time as the Partnership, the following procedures will be followed to resolve any conflict of interest. The Investment Allocation Procedure (“IAP”) has been established to provide a reasonable and fair procedure for allocating real estate investments among the several accounts managed by Prudential Real Estate Investors (“PREI”). The IAP is administered by an Allocation Committee composed of the Managing Directors Portfolio Management. Allocation decisions are made by vote of the Allocation Committee, and are approved by the Chief Executive Officer of PREI (“CEO”). Sufficient information on each investment opportunity is distributed to all portfolio managers, who each indicate to the Allocation Committee their account’s interest in the opportunity. Based on such expressions of interest, the Allocation Committee allocates the investment opportunity to an account (and may also determine a back-up account or accounts to receive the allocation in the event the account, which is first allocated the opportunity, fails to pursue the investment for any reason) after giving appropriate consideration to the following factors and with the goal of providing each account a fair allotment of investment opportunities: (1) the investment opportunity’s conformity with an account’s investment criteria and objectives (including property type, size and location, diversification, anticipated returns, investment structure, etc.); (2) the amount of funds available for investment (in total and by property type) by an account; (3) the length of time such funds (in total and by property type) have been available for investment; (4) any limitations or restrictions upon the availability of funds for investment; (5) the absolute and relative (to amount of funds available) amount of funds invested and committed for the account; (6) whether funds available for investment are discretionary or non-discretionary, particularly in relation to the timing of the investment opportunity; (7) an account’s prior dealings or investments with the seller, developer, lender or other counterparty; and (8) other factors which the Allocation Committee feel should be considered in fairness to all accounts participating in the IAP.

If an account which has been allocated an investment opportunity does not proceed with the acquisition, and either (i) no back-up account has been determined by the Allocation Committee, or (ii) all accounts which were deemed back-up accounts do not proceed with the acquisition, the opportunity may be reallocated to another account by the Allocation Committee. If an investment opportunity is appropriate for more than one account, the Allocation Committee may (subject to the CEO’s approval) permit the sharing of the investment among accounts which permit such sharing. Such division of the investment opportunity may be accomplished by separating properties (in a multi-property investment), by co-investment, or otherwise.

3.     Competition with the Partnership from Affiliates for the Time and Services of Common Officers, Directors, and Management Personnel. As noted above, PIM and Prudential Financial affiliates are involved in numerous real estate investment activities. Accordingly, many of the personnel of PIM and Prudential Financial affiliates who will be involved in performing services for the Partnership have competing demands on their time. Conflicts of interest may arise with respect to allocating time among such entities and the Partnership. The directors and officers of Prudential Financial and affiliates will determine how much time will be devoted to the Partnership affairs. Prudential Financial believes it has sufficient personnel to meet its responsibilities to all entities to which it is affiliated.

4.     Competitive Properties. Some properties of affiliates may be competitive with Partnership properties. Among other things, the properties could be in competition with the Partnership’s properties for prospective tenants.

5.     Lessee Position. It is possible that Prudential Financial or its affiliates may be a lessee in one or more of the properties owned by the Partnership. The terms of such a lease will be competitive with leases with non-affiliated third parties. The Partnership limits the amount of space that an affiliate of Prudential may rent in a property owned by the Partnership.

6.     Use of Affiliates to Perform Additional Services for the Partnership. The Partnership may engage Prudential Financial affiliates to provide additional services to the Partnership, such as real estate brokerage, mortgage servicing, property management, leasing, property development, and other real estate-related services. The Partnership may utilize the services of such affiliates and pay their fees, as long as the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area.

7.     Joint Ventures with Affiliates. The Partnership may enter into investments through joint ventures with Prudential Financial, its affiliates, or investment programs they sponsor. The Partnership may enter into such a joint venture investment with an affiliate only if the following conditions are met: (1) the affiliate must have investment objectives substantially identical to those of the Partnership; (2) there must be no duplicative property management fee, mortgage servicing fee or other fees; (3) the compensation payable to the sponsor of the affiliate must be no greater than that payable to the Partnership’s investment manager; (4) the Partnership must have a right of first refusal to buy if such affiliate wishes to sell the property held in the joint venture; and (5) the investment of the Partnership and the affiliate in the joint venture must be made on the same terms and conditions (although not the same percentage). In connection with such an investment, both affiliated parties would be required to approve any decision concerning the investment. Thus, an impasse may result in the event the affiliated joint venture partners disagree. However, in the event of a disagreement regarding a proposed sale or other disposition of the investment, the party not desiring to sell would have a right of first refusal to purchase the affiliated joint venture partner’s interest in the investment. If this happens, it is possible that in the future the joint venture partners would no longer be affiliated. In the event of a proposed sale initiated by the joint venture partner, the Partnership would also have a right of first refusal to purchase the joint venture partner’s interest in the investment. The exercise of a right of first refusal would be subject to the Partnership’s having the financial resources to effectuate such a purchase.

If the Partnership invests in joint venture partnerships which own properties, instead of investing directly in the properties themselves, they may be subject to risks not otherwise present. These risks include risks associated with the possible bankruptcy of the Partnership’s co-venturer or such co-venturer at any time having economic or business interests or goals which are inconsistent with those of the Partnership.

8.     Purchase of Real Property From Prudential Financial or Affiliates. The Partnership may acquire properties owned by Prudential Financial or its affiliates, subject to compliance with special conditions designed to minimize the conflicts of interests. The Partnership may purchase property satisfying the Partnership’s investment objectives and policies from an affiliate only if: (1) the applicable insurance regulators approve the Partnership’s acquisition of real property from Prudential Financial or affiliates to the extent such approval is required under applicable insurance regulations; (2) the Partnership acquires the property at a price not greater than the appraised value, with the appraisal being conducted by a qualified, unaffiliated appraiser; (3) a qualified and independent real estate adviser (other than the appraiser) reviews the proposed acquisition and provides a letter of opinion that the transaction is fair to the Partnership; and (4) the affiliate has owned the property at least two years, the cost paid by the affiliate is established, and any increase in the proposed purchase price over the cost to the affiliate is, in the opinion of the independent real estate adviser, explicable by material factors (including the passage of time) that have increased the value of the property.

THE REAL PROPERTY ACCOUNT’S UNAVAILABILITY TO CERTAIN CONTRACTS

Pruco Life has determined that it is in the best interest of Contract owners participating in the Real Property Account to provide the Real Property Account with the flexibility to engage in transactions that may be prohibited if the Real Property Account accepts funds under Contracts subject to ERISA or the prohibited transaction excise tax provisions of the Internal Revenue Code. Accordingly, owners of Pruco Life Contracts that are purchased in connection with: (1) IRAs; (2) tax deferred annuities subject to Section 403(b) of the Code; (3) other employee benefit plans which are subject to ERISA; or (4) prohibited transaction excise tax provisions of the Code, may not select the Real Property Account as one of the investment options under their Contract. By not offering the Real Property Account as an investment option under such contracts, Pruco Life is able to comply with state insurance law requirements that policy loans be made available to Contract owners.

VALUATION OF CONTRACT OWNERS’ PARTICIPATING INTERESTS

A Contract owner’s interest in the Real Property Account will initially be the amount they allocated to the Real Property Account. Thereafter, that value will change daily. The value of a Contract owner’s interest in the Real Property Account at the close of any day is equal to its amount at the close of the preceding day, multiplied by the “net investment factor” for that day arising from the Real Property Account’s participation in the Partnership, plus any additional amounts allocated to the Real Property Account by the Contract owner, and reduced by any withdrawals by the Contract owner from the Real Property Account and by the applicable Contract charges recorded in that Contract’s subaccount. Some of the charges will be made: (1) daily; (2) on the Contract’s monthly anniversary date; (3) at the end of each Contract year; and (4) upon withdrawal or annuitization. Periodically Pruco Life will withdraw from the Real Property Account an amount equal to the aggregate charges recorded in the subaccounts.

The “net investment factor” is calculated on each business day by dividing the value of the net assets of the Partnership at the end of that day (ignoring, for this purpose, changes resulting from new contributions to or withdrawals from the Partnership) by the value of the net assets of the Partnership at the end of the preceding business day. The value of the net assets of the Partnership at the end of any business day is equal to the sum of all cash held by the Partnership plus the aggregate value of the Partnership’s liquid securities and instruments, the individual real properties and the other real estate-related investments owned by the Partnership, determined in the manner described below, and an estimate of the accrued net operating income earned by the Partnership from properties and other real estate-related investments, reduced by the liabilities of the Partnership, including the daily investment management fee and certain other expenses attributable to the operation of the Partnership. See CHARGES.

The Partnership may invest in various liquid securities and instruments. These investments will generally be carried at their market value as determine by a valuation method, which the Partners deem appropriate for the particular type of liquid security or instrument.

The value of the individual real properties and other real estate-related investments, including mortgages, acquired by the Partnership will be determined as follows. Each property or other real estate-related investment acquired by the Partnership will initially be valued at its purchase price. In acquiring a property or other real estate-related investment, PIM will not obtain an independent appraisal but will instead rely on its own analysis of the investment’s fair market value. Thereafter, all properties and most real estate-related investments will ordinarily be appraised by an independent appraiser at least annually. At least every three months, PIM will review each property or other real estate-related investments and adjust its valuation if it concludes there has been a change in the value of the property or other real estate-related investment since the last valuation. The revised value will remain in effect and will be used in each day’s calculation of the value of the Partnership’s assets until the next review or appraisal. It should be noted that appraisals are only estimates and do not necessarily reflect the realizable value of an investment.

The estimated amount of the net operating income of the Partnership from properties and other real estate-related investments will be based on estimates of revenues and expenses for each property and other real estate-related investments. Annually, PIM will prepare a month-by-month estimate of the revenues and expenses (“estimated net operating income”) for each property and other real estate-related investments owned by the Partnership. Each day PIM will add to the value of the assets, as determined above, a proportionate part of the estimated net operating income for the month. In effect, PIM will establish a daily accrued receivable of the estimated net operating income from each property and other real estate-related investments owned by the Partnership (the “daily accrued receivable”). On a monthly basis, the Partnership will receive a report of actual operating results for each property and other real estate-related investments (“actual net operating income”). Such actual net operating income will be recognized on the books of the Partnership and the amount of the then-outstanding daily accrued receivable will be correspondingly adjusted. In addition, as cash from a property or other real estate-related investment is actually received by the Partnership, receivables and other accounts will be appropriately adjusted. Periodically, but at least every three months, PIM will review its prospective estimates of net operating income in light of actual experience and make an adjustment to such estimates if circumstances indicate that such an adjustment is warranted. PIM follows this practice of accruing estimated net operating income from properties and other real estate-related investments because net operating income from such investments is generally received on an intermittent rather than daily basis, and the Partners believe it is more equitable to participating Contract owners if such net operating income is estimated and a proportionate amount is recognized daily. Because the daily accrual of estimated net operating income is based on estimates that may not turn out to reflect actual revenue and expenses, Contract owners will bear the risk that this practice will result in the undervaluing or overvaluing of the Partnership’s assets.

PIM may adjust the value of any asset held by the Partnership based on events that have increased or decreased the realizable value of a property or other real estate-related investment. For example, adjustments may be made for events indicating an impairment of a borrower’s or a lessee’s ability to pay any amounts due or events which affect the property values of the surrounding area. There can be no assurance that the factors for which an adjustment may be made will immediately come to the attention of PIM. Additionally, because the evaluation of such factors may be subjective, there can be no assurance that such adjustments will be timely made in all cases where the value of the Partnership’s investments may be affected. All adjustments made to the valuation of the Partnership’s investments, including adjustments to estimated net operating income, the daily accrued receivable, and adjustments to the valuation of properties and other real estate-related investments, will be on a prospective basis only.

The above method of valuation of the Partnership’s assets may be changed, without the consent of Contract owners, should the Partners determine that another method would more accurately reflect the value of the Partnership’s investments. Changes in the method of valuation could result in a change in the Contract Fund values which may have either an adverse or beneficial effect on Contract owners. Information concerning any material change in the valuation method will be given to all Contract owners in the annual report of the operations of the Real Property Account.

Although the above-described valuation methods have been adopted because the Partners believe they will provide a reasonable way to determine the fair market value of the Partnership’s investments, there may well be variations between the amount realizable upon disposition and the Partnership’s valuation of such assets. Contract owners may be either favorably or adversely affected if the valuation method results in either overvaluing or undervaluing the Partnership’s investments. If a Contract owner invests in the Real Property Account at a time in which the Partnership’s investments are overvalued, the Contract owner will be credited with less of an interest than if the value had been correctly stated. A Contract owner withdrawing from the Real Property Account during such time will receive more than he or she would if the value had been correctly stated, to the detriment of other Contract owners. The converse situation will exist if the Partnership’s assets are undervalued.

BORROWING BY THE PARTNERSHIP

The Partnership may borrow for Partnership purposes, including to meet its liquidity requirements and the leveraging of currently-owned property to buy new property, subject to a maximum debt to value ratio of 331/3% (pursuant to California state requirements) based on the aggregate value of all Partnership assets. The Partnership will bear the cost of all such borrowings. The Real Property Account, and Contract owners participating in it, will bear a portion of any borrowing costs equal to their percentage interest in the Partnership. Moreover, although the Partnership will generally make unleveraged investments, it reserves the right to borrow up to 80% of the value of a property (with the value of a property determined as explained under VALUATION OF CONTRACT OWNERS’ PARTICIPATING INTERESTS). Increasing the Partnership’s assets through leveraged investments would increase the compensation paid to PIM since its investment management fee is a percentage of the Partnership’s gross assets. Any borrowing by the Partnership would increase the Partnership’s risk of loss. It could also inhibit the Partnership from achieving its investment objectives because the Partnership’s payments on any loans would have to be made regardless of the profitability of its investments.

CHARGES

Pursuant to the investment management agreement, the Partnership pays a daily investment management fee which is equal to an effective annual rate of 1.25% of the average daily gross assets of the Partnership. Certain other expenses and charges attributable to the operation of the Partnership are also charged against the Partnership. In acquiring an investment, the Partnership may incur various types of expenses paid to third parties, including but not limited to, brokerage fees, attorneys’ fees, architects’ fees, engineers’ fees, and accounting fees. After acquisition of an investment, the Partnership will incur recurring expenses for the preparation of annual reports, periodic appraisal costs, mortgage servicing fees, annual audit charges, accounting and legal fees, and various administrative expenses. These expenses will be charged against the Partnership’s assets. Some of these operating expenses represent reimbursement of the investment manager for the cost of providing certain services necessary to the operation of the Partnership, such as daily accounting services, preparation of annual reports, and various administrative services. The investment manager charges the Partnership mortgage loan servicing fees pursuant to the standards outlined in item 6 under CONFLICTS OF INTEREST. In addition to the various expenses charged against the Partnership’s assets, other expenses such as insurance costs, taxes, and property management fees will ordinarily be deducted from rental income, thereby reducing the gross income of the Partnership.

As explained earlier, charges to the Contracts will be recorded in the corresponding subaccounts of the Real Property Account. From time to time, Pruco Life will withdraw from the Real Property Account an amount equal to the aggregate amount of these charges. Aside from the charges to the Contracts, Pruco Life does not charge the Real Property Account for the expenses involved in the Real Property Account’s operation. The Real Property Account will, however, bear its proportionate share of the charges made to the Partnership as described above.

The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. The income, gains, and losses of the Partnership are attributed, for federal income tax purposes, to the Partners in the Partnership. The earnings of the Real Property Account are, in turn, taxed as part of the operations of Pruco Life. Pruco Life is currently not charging the Real Property Account for company federal income taxes. Pruco Life may make such a charge in the future.

Under current laws Pruco Life may incur state and local taxes (in addition to premium taxes) in several states. At present, Pruco Life does not charge these taxes against the Contracts or the Real Property Account, but Pruco Life may decide to charge the Real Property Account for such taxes in the future.

RESTRICTIONS ON WITHDRAWALS

Before allocating any portion of your net premium or purchase payments, or transferring any portion of your Contract Fund, to the Real Property Account, you should be aware that withdrawals from the Real Property Account may have greater restrictions than the other variable investment options available under the Contracts. Pruco Life reserves the right to restrict transfers into or out of the Real Property Account. Apart from the limitations on transfers out of the Real Property Account described below, Pruco Life will only restrict transfers out of the Real Property Account if there is insufficient cash available to meet Contract owners’ requests and prompt disposition of the Partnership’s investments to meet such requests could not be made on commercially reasonable terms.

Pruco Life will pay any death benefit, cash surrender value, withdrawal, or loan proceeds within seven days after receipt at a Pruco Life Service Office of all the documents required for such a payment. Other than the death benefit, which is determined as of the date of death for life insurance products, the amount will be determined as of the date of receipt of the request.

The funds necessary to pay any death benefit, cash surrender value, withdrawal or loan proceeds funded by the Real Property Account will normally be obtained, first, from any cash flows into the Real Property Account on the day the funds are required. If, on the day the funds are required, cash flows into the Real Property Account are less than the amount of funds required, Pruco Life will seek to obtain such funds by withdrawing a portion of its interest in the Partnership. The Partnership will normally obtain funds to meet such a withdrawal request from its net operating income and from the liquid securities and instruments it holds. If the Partners determine that these sources are insufficient to meet anticipated withdrawals from the Partnership, the Partnership may use a line of credit or otherwise borrow up to 331/3% (pursuant to California state requirements) of the value of the Partnership’s assets. See BORROWING BY THE PARTNERSHIP. If the Partners determine that such a borrowing by the Partnership would not serve the best interests of Contract owners, Pruco Life may, in the event of a Contract loan or withdrawal, rather than take the amount of any loan or withdrawal request proportionately from all investment options under the Contract (including the Real Property Account), take any such loan or withdrawal first from the other investment options under the Contract.

Transfers from the Real Property Account to the other investment options available under the Contract are currently permitted only during the 30-day period beginning on the Contract anniversary. The maximum amount that may be transferred out of the Real Property Account each year is the greater of: (a) 50% of the amount invested in the Real Property Account or (b) $10,000. Such transfer requests received prior to the Contract anniversary will be effected on the Contract anniversary. Transfer requests received within the 30-day period beginning on the Contract anniversary will be effected as of the end of the valuation period in which a proper written request or authorized telephone request is received. The “valuation period” means the period of time from one determination of the value of the amount invested in the Real Property Account to the next. Such determinations are made when the value of the assets and liabilities of the Partnership is calculated, which is generally at 4:00 p.m. Eastern time on each day during which the New York Stock Exchange is open. Transfers into or out of the Real Property Account are also subject to the general limits under the Contracts.

RESTRICTIONS ON CONTRACT OWNERS’ INVESTMENT IN THE REAL PROPERTY ACCOUNT

As explained earlier, identification and acquisition of real estate investments meeting the Partnership’s investment objectives is a time-consuming process. Because the Real Property Account and the Partnership are managed so they will not become investment companies subject to the Investment Company Act of 1940, the portion of the Partnership’s assets that may be invested in securities, as opposed to non-securities real estate investments, is strictly limited. For these reasons, Pruco Life reserves the right to restrict or limit Contract owners’ allocation of funds to the Real Property Account. Any such restrictions are likely to take the form of restricting the timing, amount and/or frequency of transfers into the Real Property Account and/or precluding Contract owners who have not previously selected the Real Property Account from allocating a portion of their net premiums or purchase payments to the Real Property Account.

FEDERAL INCOME TAX CONSIDERATIONS

The federal income tax treatment of Contract benefits is described briefly in the attached prospectus for the particular Contract you selected. Pruco Life believes that the same principles will apply with respect to Contracts funded in whole or part by the Real Property Account. The Partnership’s conformity with the diversification standards for the investments of variable life insurance and variable annuity separate accounts is essential to ensure that treatment. See General Investment and Operating Policies. Pruco Life urges you to consult a qualified tax adviser.

Under the Internal Revenue Code, the Partnership is not a taxable entity and any income, gains or losses of the Partnership are passed through to the Partners, including Pruco Life, with respect to the Real Property Account. The Real Property Account is not a separate taxpayer for purposes of the Internal Revenue Code. The earnings of the Real Property Account are taxed as part of the operations of Pruco Life. No charge is currently being made to the Real Property Account for company federal income taxes. We may make such a charge in the future, see CHARGES.

DISTRIBUTION OF THE CONTRACTS

As explained in the attached prospectus for the Contracts, Pruco Securities Corporation, a wholly-owned subsidiary of Prudential Financial, acts as the principal underwriter of the Contracts. Consult that prospectus for information about commission scales and other facts relating to sale of the Contracts.

STATE REGULATION

Pruco Life is subject to regulation and supervision by the Department of Insurance of the State of Arizona, which periodically examines its operations and financial condition. It is also subject to the insurance laws and regulations of all jurisdictions in which it is authorized to do business.

Pruco Life is required to submit annual statements of its operations, including financial statements, to the insurance departments of the various jurisdictions in which it does business to determine solvency and compliance with local insurance laws and regulations.

In addition to the annual statements referred to above, Pruco Life is required to file with Arizona and other jurisdictions a separate statement with respect to the operations of all its variable contract accounts, in a form promulgated by the National Association of Insurance Commissioners.

ADDITIONAL INFORMATION

Pruco Life has filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, relating to the offering described in this prospectus. This prospectus does not include all of the information set forth in the registration statement. Certain portions have been omitted pursuant to the rules and regulations of the SEC. All reports and information filed by Pruco Life can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at certain of its regional offices: Midwestern Regional Office, 175 West Jackson Boulevard, Suite 900, Chicago, IL 60604; Northeastern Regional Office SEC, 233 Broadway, New York, NY 10279, or by telephoning (800) SEC-0330.

The SEC maintains a Web site (http://www.sec.gov) that contains material incorporated by reference and other information regarding registrants that file electronically with the SEC.

Further information may also be obtained from Pruco Life. The address and telephone number are on the cover of this prospectus.

EXPERTS

The financial statements of the Partnership as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, the financial statement schedules of the Partnership as of December 31, 2004 and the financial statements of the Real Property Account as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP’s principal business address is 300 Madison Avenue, New York, New York 10017.

LITIGATION

No litigation is pending, and no litigation is known to be contemplated by governmental authorities, that would have an adverse material effect upon the Real Property Account or the Partnership.

REPORTS TO CONTRACT OWNERS

If you allocate a portion of your Contract Fund to the Real Property Account, Pruco Life will mail you an annual report containing audited financial statements for the Partnership and an annual statement showing the status of your Contract Fund and any other information that may be required by applicable regulation or law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All of the assets of the Real Property Account (the “Account”) are invested in the Prudential Variable Contract Real Property Partnership (the “Partnership”). Correspondingly, the liquidity, capital resources and results of operations for the Real Property Account are contingent upon the Partnership. Therefore, all of management’s discussion of these items is at the Partnership level. The partners in the Partnership are The Prudential Insurance Company of America, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey (collectively, the “Partners”).

The following analysis of the liquidity and capital resources and results of operations of the Partnership should be read in conjunction with the Consolidated Financial Statements and the related Notes to the Consolidated Financial Statements included elsewhere herein.

(a) Liquidity and Capital Resources

As of December 31, 2004, the Partnership’s liquid assets consisting of cash and cash equivalents were approximately $17.6 million, a decrease of approximately $1.3 million from $18.9 million at December 31, 2003. Sources of liquidity include net cash flow from property operations, interest from short-term investments, sales, and financings. The Partnership uses cash for its real estate investment activities and for distribution to its partners. As of December 31, 2004, 7.3% of the Partnership’s total assets consisted of cash and short-term obligations.

Dispositions for the year included the sale of two apartment complexes located in Salem, Oregon. The Joint Venture between the Partnership and its co-investor sold the two apartment complexes for a total of $7.1 million, which resulted in a realized gain of $1.7 million.

Subsequent to the end of the reporting period, one additional apartment asset located in Salem, Oregon sold for $4.65 million on March 10, 2005. Proceeds from the sale were used to fully payoff the Special Loan, resulting in a realized loss of approximately $1.6 million for the property.

The Partnership spent approximately $8.3 million on capital improvements to existing properties. Approximately $2.5 million was associated with leasing related costs and tenant improvements at one of the office buildings located in Brentwood, Tennessee. $1.6 million was associated with renovation of the apartment complex in Atlanta, Georgia and $0.8 million was associated with renovation and redevelopment of the retail center in Roswell, GA. Of the remaining $3.4 million balance, $2.0 million was associated with the expansion of the retail center located in Ocean City, Maryland. The Partnership also increased its investment by approximately $0.2 million in connection with redevelopment and expansion activities at the retail centers located in Kansas City, Missouri.

The Partnership provided, to a developer, short-term financing of approximately $5.0 million for the acquisition of a retail center located in Westminster, Maryland. The loan was repaid to the Partnership on September 13, 2004 together with interest at 10.5% upon obtaining third party construction financing. In addition, the Partnership invested in a Leasehold Mortgage Loan for the acquisition and redevelopment of an adjacent retail center in Westminster, Maryland. As of December 31, 2004, approximately $1.3 million was funded with interest accruing at 10% per annum.

(b) Results of Operations

The following is a brief year-to-date comparison of the Partnership’s results of operations for the periods ended December 31, 2004 and 2003.

December 31, 2004 vs. December 31, 2003

The following table presents a year-to-date comparison of the Partnership’s sources of net investment income, and realized and unrealized gains or losses by investment type.

                                             Twelve Months Ended December 31,
                                                 2004                 2003
                                           -----------------    -----------------

Net Investment Income:

Office properties                                $2,102,465           $2,039,750
Apartment complexes                               2,191,107            3,361,638
Retail property                                   4,728,171            6,638,838
Industrial properties                               933,253              993,962
Hotel property                                      640,660            -
Other (including interest income,
  investment mgt fee, etc.)                     (2,796,050)          (2,420,779)
                                           -----------------    -----------------
Total Net Investment Income                      $7,799,606          $10,613,409
                                           -----------------    -----------------

Net Realized Gain (Loss) on
Real Estate Investments:

Apartment complexes                               1,730,000            -
Industrial properties                             -                      466,061
                                           -----------------    -----------------
Total  Net  Realized  Gain  (Loss) on Real
Estate Investments                                1,730,000              466,061
                                           -----------------    -----------------

Net Unrealized Gain (Loss) on
Real Estate Investments:

Office properties                                  $222,384          ($5,776,072
Apartment complexes                               (653,211)            (141,845)
Retail property                                   2,072,493            (455,340)
Industrial properties                             (190,659)            (560,168)
Hotel property                                       99,387            -
                                           -----------------    -----------------
                                           -----------------    -----------------
Total Net  Unrealized  Gain (Loss) on Real
Estate Investments                                1,550,394          (6,933,425)
                                           -----------------    -----------------
                                           -----------------    -----------------

                                           -----------------    -----------------
                                           -----------------    -----------------
Net  Realized and  Unrealized  Gain (Loss)
on Real Estate Investments                       $3,280,394          (6,467,364)
                                           -----------------    -----------------

Net Investment Income Overview

The Partnership’s net investment income for the year ended December 31, 2004 was $7.8 million, a decrease of $2.8 million when compared to the corresponding period in 2003. The decrease is due to the sale of two apartment complexes in Salem, Oregon, increased vacancy at the retail center located in Roswell, Georgia due to a late 2003 lease termination, increased rental concessions within the apartment portfolio, and soft market conditions and vacancy within the office portfolio. The Partnership’s acquisition of a controlling interest in a 161-room hotel located in Lake Oswego, Oregon resulted in a full year of operating income, partially offsetting the decrease in total net investment income.

In addition, net investment income in 2003 benefited from a $1.9 million lease termination fee with respect to the retail center located in Roswell, Georgia.

Revenue increased $1.6 million in 2004 compared to 2003. Administrative expenses increased $1.7 million in 2004 compared to 2003. Operating expenses increased $2.4 million in 2004 compared to 2003. All of these increases were due to the Partnership’s acquisition of a controlling interest in a 161-room hotel located in Lake Oswego, Oregon as discussed above.

Equity in income of real estate partnership increased $0.07 million in 2004 compared to 2003. The increase is due to an increase in revenue associated with expansion of an existing retail center located in Ocean City, Maryland.

Interest and equity income on mortgage loans receivable and other loans receivable was $0.14 million for the year ended December 2004. This was due to the Leasehold Mortgage Loan associated with the redevelopment of a retail center in Westminster, Maryland.

Income from other real estate investments was $0.25 million for the year ended December 31, 2004. This was due to short-term financing for the acquisition of a retail center located in Westminster, Maryland.

Interest on short-term investments decreased approximately $0.03 million in 2004 when compared to 2003. The decrease is due primarily to lower cash balances.

Valuation Overview

The Partnership recorded an unrealized gain of $3.3 million for the year ended December 31, 2004 compared to an unrealized loss of $6.9 million during the corresponding period in 2003. The 2004 unrealized gain was attributed to the retail and apartment sectors. The retail sector recorded an unrealized gain totaling $2.1 million, primarily due to strengthening market fundamentals, renovation and re-leasing efforts at the Partnership’s retail centers. The apartment portfolio recorded unrealized and realized gain of $1.1 million. While market conditions remain soft in the apartment sector, continued investor demand has increased valuations. The two office assets located in Brentwood, Tennessee recorded unrealized gains of $3.4 million in 2004; however, this was offset by continued weak market fundamentals in the office sector.

OFFICE PORTFOLIO

         Property                 Net            Net          Unrealized      Unrealized       Occupancy       Occupancy
                              Investment      Investment
                                Income          Income       Gain/(Loss)      Gain/(Loss)
                               12/31/04        12/31/03        12/31/04        12/31/03         12/31/04       12/31/03
---------------------------- -------------- --------------- --------------- ---------------- --------------- --------------
---------------------------- -------------- --------------- --------------- ---------------- --------------- --------------
Year To Date
Lisle, IL                       $498,150          $709,818    $(2,161,087)     $(1,910,862)             43%            47%
Brentwood, TN                     806,096          714,837     1,626,824          (515,685)             91%            79%
Oakbrook Terrace, IL              404,805          102,262       (613,875)      (1,528,934)             41%            42%
Beaverton, OR                     904,462          930,822       (400,000)        (800,000)             72%            81%
Brentwood, TN                    (511,048)       (417,989)     1,770,522        (1,020,591)            100%             0%
                             -------------- --------------- --------------- ----------------
                              $2,102,465        $2,039,750      $222,384       $(5,776,072)
                             -------------- --------------- --------------- ----------------

Net Investment Income

Net investment income for the Partnership’s office portfolio was $2.1 million for the year ended December 31, 2004, an increase of $0.1 million, when compared to the corresponding period in 2003.

Unrealized Gain/Loss

The five office properties owned by the Partnership recorded an aggregate unrealized gain of approximately $0.2 million during 2004. Large gains were recorded at both assets in Brentwood, Tennessee, mainly due to strengthening market conditions, increasing rents, and stabilized occupancy. Offsetting these gains were losses recorded at the office complexes located in Lisle and Oakbrook Terrace, Illinois and Beaverton, Oregon primarily due to lower market rents, decreased occupancy, and lease up costs associated with attracting new tenants.

The five office properties owned by the Partnership recorded an aggregate unrealized loss of approximately $5.8 million during 2003. The losses were primarily due to decreased occupancy, lower market rents, and increased lease up costs.

APARTMENT COMPLEXES

         Property                 Net            Net          Unrealized      Unrealized       Occupancy       Occupancy
                              Investment      Investment
                                Income          Income       Gain/(Loss)      Gain/(Loss)
                               12/31/04        12/31/03        12/31/04        12/31/03         12/31/04       12/31/03
---------------------------- -------------- --------------- --------------- ---------------- --------------- --------------
---------------------------- -------------- --------------- --------------- ---------------- --------------- --------------
Year To Date
Atlanta, GA                     $814,285          $819,908    $(1,946,818)       $(588,553)             88%            91%
Raleigh, NC                       559,605          738,292        262,271           95,512              95%            93%
Jacksonville, FL                  972,604        1,096,620          69,368     1,419,362                89%            91%
Gresham/Salem, OR                (155,387)         706,818      2,691,965       (1,068,166)             91%            90%
                             -------------- --------------- --------------- ----------------
                             -------------- --------------- --------------- ----------------
                              $2,191,107        $3,361,638    $1,076,786         $(141,845)
                             -------------- --------------- --------------- ----------------

Net Investment Income

Net investment income for the Partnership’s apartment complexes was $2.2 million for the year ended December 31, 2004, a decrease of $1.2 million, when compared to the corresponding period in 2003. The decrease was primarily due to (a) mortgage interest incurred for the complex located in Raleigh, North Carolina that was not applicable during the first six months of 2003, (b) the loss of income resulting from the sale of two apartment complexes in Salem, Oregon, and (c) soft market conditions affecting the remaining two apartment complexes located in Gresham/Salem, Oregon and Jacksonville, FL.

Unrealized Gain/Loss

The Partnership recorded an aggregate unrealized gain of $1.2 million for the year ended December 31, 2004 compared to an unrealized loss of $0.1 million for the year ended December 31, 2003 on its apartment complexes. The 2004 unrealized gain was primarily due to continued investor demand, which has caused an increase in valuations. The unrealized loss of $0.1 million in 2003 was mainly attributable to increased operating expenses at the apartment complexes located in Gresham/Salem, Oregon.

RETAIL PROPERTIES

         Property                 Net            Net          Unrealized      Unrealized       Occupancy       Occupancy
                              Investment      Investment
                                Income          Income       Gain/(Loss)      Gain/(Loss)
                               12/31/04        12/31/03        12/31/04        12/31/03         12/31/04       12/31/03
---------------------------- -------------- --------------- --------------- ---------------- --------------- --------------
---------------------------- -------------- --------------- --------------- ---------------- --------------- --------------
Year To Date
Roswell, GA                     $1,576,783      $4,403,743    $(2,536,369)     $(1,571,423)             74%            76%
Kansas City, KS; MO                623,917         560,660      2,727,694         (934,885)             81%            83%
Hampton, VA                      1,220,607       1,077,627        981,574         570,136              100%           100%
Ocean City, MD*                    921,803         596,808        899,597      1,480,832                93%           100%
Westminster, MD*                   246,765        -               -                -                    N/A            N/A
Westminster, MD**                  138,296        -               -                -                    N/A            N/A
                             -------------- --------------- --------------- ----------------
                             -------------- --------------- --------------- ----------------
                                $4,728,171      $6,638,838      2,072,496        $(455,340)
                             -------------- --------------- --------------- ----------------

*  Other Real Estate Investment (Acquired October 2003)
** MortgaGE loan Receivables (Acquired January 2004)

Net Investment Income

Net investment income for the Partnership’s retail properties decreased approximately $1.9 million for the year ended December 31, 2004 when compared to the corresponding period in 2003. The principal component of higher net investment income in 2003 was the $1.9 million lease termination payment received at the retail center located in Roswell, Georgia. Partially offsetting the decreases attributable to the Roswell, Georgia property were increases in net investment income at the center in Ocean City, Maryland as a result of the expansion and the interest income generated by the Leasehold Mortgage Loan associated with the two Westminster, Maryland redevelopments. It should also be noted that on April 15, 2003 the Partnership acquired its joint venture partner’s membership interest in the retail center located in Hampton, Virginia, thus entitling the Partnership to all of the net investment income generated by the investment thereafter.

In late 2004, a new lease was executed for a 45,600 square foot Publix grocery store in Roswell, Georgia; the lease term is 20 years; rent commences upon completion of a new store (estimated to be in late 2005).

Unrealized Gain/Loss

The retail properties recorded an aggregate unrealized gain of $2.1 million for the year ended December 31, 2004. The Kansas City, Kansas and Hampton, Virginia retail centers recorded unrealized gains primarily due to strengthening market fundamentals. The Ocean City, Maryland retail center recorded a gain due to completion of a pre-leased expansion of the center. Partially offsetting these gains was an unrealized loss of $2.5 million recorded at the retail center located in Roswell, Georgia due to the likely loss of a major anchor tenant at the expiration of its lease in January 2009.

The retail properties recorded an aggregate unrealized loss of $0.5 million for the year ended December 31, 2003. The retail center located in Hampton, Virginia had recorded an unrealized gain of $0.6 million in 2003 due to continued strengthening market fundamentals. The retail center in Ocean City, Maryland had recorded a net unrealized gain of $1.5 million in 2003 due to renovation and re-leasing efforts. Offsetting these gains was the unrealized loss for the Kansas City, Kansas retail centers, primarily due to renovations from the expansion of the existing grocery store anchor, which were not reflected as an increase in market value. In addition, an unrealized loss for the Roswell, Georgia retail center was recorded due to decreases in market rental rates and shorter-term lease renewals.

INDUSTRIAL PROPERTIES

                                  Net            Net
                              Investment      Investment      Unrealized      Unrealized
                                Income          Income       Gain/(Loss)      Gain/(Loss)      Occupancy       Occupancy
         Property              12/31/04        12/31/03        12/31/04        12/31/03         12/31/04       12/31/03
---------------------------- -------------- --------------- --------------- ---------------- --------------- --------------
---------------------------- -------------- --------------- --------------- ---------------- --------------- --------------
Year To Date
Aurora, CO                      $936,264        $687,743        $(190,659)       $(560,168)             66%            70%
Bolingbrook, IL                      2,603                        -                -              Sold September 2002
                                                     (146)
Salt Lake City, UT                 (5,614)       306,365          -               466,061          Sold January 2003
                             -------------- --------------- --------------- ----------------
                             -------------- --------------- --------------- ----------------
                                $933,253        $993,962        $(190,659)      $ (94,107)
                             -------------- --------------- --------------- ----------------

Net Investment Income

Net investment income for the Partnership’s industrial properties was $0.9 million for the year ended December 31, 2004, a decrease of $0.1 million, when compared to the corresponding period in 2003. The decrease was due to the loss of rent associated with the 2003 sale of the Salt Lake City asset. This was offset by an early termination penalty payment at the Aurora, Colorado asset.

Unrealized Gain/Loss

The Aurora, Colorado industrial property owned by the Partnership recorded an unrealized loss of $0.2 million for the year ended December 31, 2004, compared to an unrealized loss of approximately $0.6 million for the year ended December 31, 2003. The unrealized loss recorded in 2004 and 2003 were due to soft market conditions and capital improvements at the property that were not reflected as an increase in market value.

Realized Gain

On January 28, 2003 the industrial property located in Salt Lake City, Utah was sold for a realized gain of $0.5 million.

HOTEL PROPERTY

         Property                 Net            Net          Unrealized      Unrealized       Occupancy       Occupancy
                              Investment      Investment
                                Income          Income       Gain/(Loss)      Gain/(Loss)
                               12/31/04        12/31/03        12/31/04        12/31/03         12/31/04       12/31/03
---------------------------- -------------- --------------- --------------- ---------------- --------------- --------------
---------------------------- -------------- --------------- --------------- ---------------- --------------- --------------
Year To Date
Lake Oswego, OR*                $640,660               N/A         $99,387              N/A             66%            50%

* Hotel purchased in December 2003

Net Investment Income

On December 10, 2003, the Partnership acquired a controlling interest in a 161-room hotel located in Lake Oswego, Oregon for $8.0 million. Net investment income from hotel operations was $0.6 million for the year ended December 31, 2004.

Unrealized Gain/Loss

The Lake Oswego, Oregon hotel property owned by the Partnership recorded an unrealized gain of $0.1 million for the year ended December 31, 2004.

Other

Other net investment income decreased $0.4 million during the year ended December 31, 2004 compared to the corresponding period in 2003. Other net investment income includes interest income from short-term investments, investment management fees, and portfolio level expenses.

(c) Inflation

The Partnership’s leases with a majority of its commercial tenants provide for recoveries of expenses based upon the tenant’s proportionate share of, and/or increases in, real estate taxes and certain operating costs, which may reduce the Partnership’s exposure to increases in operating costs resulting from inflation.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the application of accounting policies that often involve a significant degree of judgment. Management, on an ongoing basis, reviews critical estimates and assumptions. If management determines, as a result of its consideration of facts and circumstances that modifications in assumptions and estimates are appropriate, results of operations and financial position as reported in the Consolidated Financial Statements may change significantly. Actual results could differ from those estimates.

The following sections discuss critical accounting policies applied in preparing our consolidated financial statements that are most dependent on the application of estimates and assumptions.

Valuation of Investments

Real Estate Investments — The Partnership’s investments in real estate are initially carried at their purchase price. Subsequently, real estate investments are reported at their estimated market values based upon appraisal reports prepared by independent real estate appraisers (members of the Appraisal Institute or an equivalent organization) within a reasonable amount of time following acquisition of the real estate and no less frequently than annually thereafter, with independent updates quarterly. The Chief Real Estate Appraiser of Prudential Investment Management (“PIM”) is responsible to assure that the valuation process provides objective and reasonable market value estimates.

The purpose of an appraisal is to estimate the market value of real estate as of a specific date. Market value has been defined as the most probable price for which the appraised real estate will sell in a competitive market under all conditions requisite for a fair sale, with the buyer and seller each acting prudently, knowledgeably, and for self interest, and assuming that neither is under undue duress.

Unconsolidated real estate partnerships are valued at the Partnership’s equity in net assets as reflected in the partnership’s financial statements with properties valued as described above.

Mortgage and other loans receivable, which are accounted for as loans, are independently valued according to the same appraisal process as other investments in real estate.

Other real estate investments include notes receivable, which are valued at the amount due and approximate market value.

As described above, the estimated market value of real estate and real estate related assets is determined through an appraisal process, except for other real estate investments, which are determined as stated above. These estimated market values may vary significantly from the prices at which the real estate investments would sell since market prices of real estate investments can only be determined by negotiation between a willing buyer and seller. Although the estimated market values represent subjective estimates, management believes these estimated market values are reasonable approximations of market prices and the aggregate value of investments in real estate is fairly presented as of December 31, 2004 and December 31, 2003.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk. The Partnership’s exposure to market rate risk for changes in interest rates relates to about 32.85% of its investment portfolio consisting primarily of short-term fixed rate commercial paper and fixed and variable interest rate debt. The Partnership does not use derivative financial instruments. By policy, the Partnership places its investments with high quality debt security issuers, limits the amount of credit exposure to any one issuer, limits duration by restricting the term, and holds investments to maturity except under rare circumstances.

The table below presents the amounts and related weighted interest rates of the Partnership’s cash equivalents and short-term investments at December 31, 2004:

                                                            Estimated Market Value
                                          Maturity              (in $ millions)                    Average
                                                                                                Interest Rate
                                   ------------------------ ------------------------ -------------------------------------

            Cash equivalents             0-3 months                  $17.6                          5.18%

The table below discloses the Partnership’s fixed rate debt as of December 31, 2004. All of the Partnership’s long-term debt bears interest at fixed rates and therefore the fair value of these instruments is affected by changes in market interest rates. The following table presents principal cash flows (in thousands) based upon maturity dates of the debt obligations and the related weighted-average interest rates by expected maturity dates for the fixed rate debt.

Debt    (in   $    thousands),                                                                            Estimated
including current portion         2005       2006       2007        2008      Thereafter      Total       Fair Value
Average Fixed Interest Rate       5.22%      5.20%      5.18%      4.99%        6.75%         6.17%
Fixed Rate                        $512       $549       $588      $26,090      $16,034       $43,773       $44,816
                                ---------- ---------- ---------- ----------- ------------- ------------ ---------------
Total Mortgage Loans Payable      $512       $549       $588      $26,090      $16,034       $43,773       $44,816

The Partnership is exposed to market risk from tenants. While the Partnership has not experienced any significant credit losses, in the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in losses to the Partnership, which would adversely affect its operating results and liquidity.

FINANCIAL STATEMENTS

Following are financial statements and independent registered public accounting firm’s reports of the Real Property Account, as well as financial statements and independent registered public accounting firm’s reports of the Partnership.

                                                                       FINANCIAL STATEMENTS OF
                                                         PRUCO LIFE VARIABLE CONTRACT REAL PROPERTY ACCOUNT

STATEMENT OF NET ASSETS
December 31, 2004 and 2003
                                                                                                  2004                       2003
                                                                                       ------------------------  ---------------------------
ASSETS
  Investment in The Prudential Variable Contract
    Real Property Partnership                                                          $           102,950,783   $              100,148,190
                                                                                       ------------------------  ---------------------------
  Net Assets                                                                           $           102,950,783   $              100,148,190
                                                                                       ========================  ===========================

NET ASSETS, representing:
  Equity of contract owners                                                            $            74,998,880   $               74,406,535
  Equity of Pruco Life Insurance Company                                                            27,951,903                   25,741,655
                                                                                       ------------------------  ---------------------------
                                                                                       $           102,950,783   $              100,148,190
                                                                                       ========================  ===========================

Units outstanding                                                                                   44,185,519                   45,311,604
                                                                                       ========================  ===========================

Portfolio shares held                                                                                3,936,848                    4,061,676
Portfolio net asset value per share                                                    $                 26.15   $                    24.66

STATEMENT OF OPERATIONS
For the periods ended December 31, 2004, 2003 and 2002
                                                                                                  2004                       2003                        2002
                                                                                       ------------------------  ---------------------------  ------------------------
INVESTMENT INCOME
Net investment income from Partnership operations                                      $             4,300,288   $                5,820,059   $             5,952,587
                                                                                       ------------------------  ---------------------------  ------------------------

EXPENSES
Charges to contract owners for assuming mortality risk and
     expense risk and for administration                                                               459,525                      457,425                   474,986
                                                                                       ------------------------  ---------------------------  ------------------------
NET INVESTMENT INCOME                                                                                3,840,763                    5,362,634                 5,477,601
                                                                                       ------------------------  ---------------------------  ------------------------

NET REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS
Net change in unrealized gain (loss) on investments from Partnership                                   854,775                   (3,803,218)               (4,882,490)
Realized gain (loss) on sale of investments from Partnership                                           953,830                      255,573                   215,623
                                                                                       ------------------------  ---------------------------  ------------------------
NET GAIN (LOSS) ON INVESTMENTS                                                                       1,808,605                   (3,547,645)               (4,666,867)
                                                                                       ------------------------  ---------------------------  ------------------------

NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                                                            $             5,649,368   $                1,814,989   $               810,734
                                                                                       ========================  ===========================  ========================

STATEMENT OF CHANGES IN NET ASSETS
For the periods ended December 31, 2004, 2003 and 2002
                                                                                                  2004                       2003                        2002
                                                                                       ------------------------  ---------------------------  ------------------------
OPERATIONS
Net investment income                                                                  $             3,840,763   $                5,362,634   $             5,477,601
Net change in unrealized gain (loss) on investments in Partnership                                     854,775                   (3,803,218)               (4,882,490)
Net realized gain (loss) on sale of investments in Partnership                                         953,830                      255,573                   215,623
                                                                                       ------------------------  ---------------------------  ------------------------

NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                                                                          5,649,368                    1,814,989                   810,734
                                                                                       ------------------------  ---------------------------  ------------------------

CAPITAL TRANSACTIONS
Net withdrawals by contract owners                                                                  (3,348,681)                  (2,684,776)               (2,895,970)
Net contributions (withdrawals) by Pruco Life Insurance Company                                        501,906                      (30,554)               (5,423,612)
                                                                                       ------------------------  ---------------------------  ------------------------

NET DECREASE IN NET ASSETS
  RESULTING FROM CAPITAL TRANSACTIONS                                                               (2,846,775)                  (2,715,330)               (8,319,582)
                                                                                       ------------------------  ---------------------------  ------------------------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                                              2,802,593                     (900,341)               (7,508,848)

NET ASSETS
  Beginning of period                                                                              100,148,190                  101,048,531               108,557,379
                                                                                       ------------------------  ---------------------------  ------------------------
  End of period                                                                        $           102,950,783   $              100,148,190   $           101,048,531
                                                                                       ========================  ===========================  ========================

Note 1:   General

Pruco Life Variable Contract Real Property Account (the "Account") was established on August 27, 1986 and commenced business September 5, 1986.  Pursuant to Arizona law, the Account was established as a separate investment account of Pruco Life Insurance Company ("Pruco Life"), a wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"), a wholly-owned subsidiary of Prudential Financial, Inc.("PFI") and is registered under the Securities Act of 1933.  The assets of the Account are segregated from Pruco Life's other assets.  The Account is used to fund benefits under certain variable life insurance and variable annuity contracts issued by Pruco
Life. These products are Appreciable Life ("VAL"), Variable Life ("VLI"), Discovery Plus ("SPVA"), and Discovery Life Plus ("SPVL").

The assets of the Account are invested in The Prudential Variable Contract Real Property Partnership (the "Partnership").  The Partnership is the investment vehicle for assets allocated to the real estate investment option under certain variable life insurance and annuity contracts.  The Account, along with The Prudential Variable Contract
Real Property Account and the Pruco Life of New Jersey Variable Contract Real Property Account, are the sole investors in the Partnership.  These financial statements should be read in conjunction with the financial statements of the Partnership.

The Partnership has a policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.

Note 2: Summary of Significant Accounting Policies

A.  Basis of Accounting

The accompanying financial statements are prepared in conformity with accounting principles generally accepted  in the United States of America ("GAAP").  The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures.  Actual results could differ from those estimates.

B.  Investment in Partnership Interest

The investment in the Partnership is based on the Account's proportionate interest of the Partnership's market value.  At December 31, 2004 and 2003 the Account's interest in the Partnership was 55.1% or 3,936,848 shares and 55.1% or 4,061,676 shares respectively.

C.  Income Recognition

Net investment income and realized and unrealized gains and losses are recognized daily.  Amounts are based upon the Account's proportionate interest in the Partnership.

D.  Equity of Pruco Life Insurance Company

Pruco Life maintains a position in the Account for property liquidity purposes, including unit purchases and redemptions,   Partnership share transactions, and expense
processing.  The position does not have an effect on the contract owners' accounts or the related unit values.

Note 3:   Taxes

Pruco Life is taxed as a "life insurance company" as defined by the Internal Revenue Code.  The results of operations of the Account form a part of PFI's consolidated federal tax return. Under current federal law, no federal income taxes are payable by the Account.  As such, no provision for the tax liability has been recorded in these financial statements.

Note 4: Net  Withdrawals by Contract Owners

Net contract owner withdrawals for the real estate investment option in Pruco Life's variable insurance and variable annuity products for the years ended December 31, 2004,
2003 and 2002 were as follows:

2004:

                                                                 VAL                  VLI                   SPVA                 SPVL                 TOTAL

Contract Owner Net Payments:                           $           3,685,937    $         308,369     $               0    $          (1,462)    $       3,992,844
Policy Loans:                                                     (1,421,764)             (19,257)                    0              (78,985)           (1,520,006)
Policy Loan Repayments and Interest:                               1,914,867               52,629                     0              100,458             2,067,954
Surrenders, Withdrawals, and Death Benefits:                      (4,228,414)            (259,110)              (34,417)            (226,819)           (4,748,760)
Net Transfers To Other Subaccounts
    or Fixed Rate Option:                                           (368,082)             (16,751)                    0              (44,349)             (429,182)
Administrative and Other Charges:                                 (2,514,926)            (172,118)                    0              (24,487)           (2,711,531)
                                                          -------------------  -------------------   -------------------  -------------------   -------------------
Net Withdrawals by Contract Owners                     $          (2,932,382)   $        (106,238)    $         (34,417)   $        (275,644)    $      (3,348,681)
                                                          ===================  ===================   ===================  ===================   ===================

2003:

                                                                 VAL                  VLI                   SPVA                 SPVL                 TOTAL

Contract Owner Net Payments:                            $          3,953,704    $         313,893     $               0    $             (20)    $       4,267,577
Policy Loans:                                                     (1,526,557)              40,619                     0              (63,800)           (1,549,738)
Policy Loan Repayments and Interest:                               2,575,253               62,011                     0              192,676             2,829,940
Surrenders, Withdrawals, and Death Benefits:                      (4,391,603)            (334,013)              (59,897)            (355,196)           (5,140,709)
Net Transfers To Other Subaccounts
    or Fixed Rate Option:                                           (146,809)              10,628               (10,000)                 439              (145,742)
Administrative and Other Charges:                                 (2,742,221)            (178,603)                    0              (25,280)           (2,946,104)
                                                          -------------------  -------------------   -------------------  -------------------   -------------------
Net Withdrawals by Contract Owners                      $         (2,278,233)   $         (85,465)    $         (69,897)   $        (251,181)    $      (2,684,776)
                                                          ===================  ===================   ===================  ===================   ===================

2002:

                                                                 VAL                  VLI                   SPVA                 SPVL                 TOTAL

Contract Owner Net Payments:                            $          4,401,046    $         330,648     $               0    $             310     $       4,732,004
Policy Loans:                                                     (1,591,647)              (5,015)                    0              (56,057)           (1,652,719)
Policy Loan Repayments and Interest:                               2,046,010               58,158                     0              125,801             2,229,969
Surrenders, Withdrawals, and Death Benefits:                      (4,311,328)            (325,555)              (64,882)            (322,558)           (5,024,323)
Net Transfers To Other Subaccounts
    or Fixed Rate Option:                                            (41,683)              (8,788)               27,098              (67,553)              (90,926)
Administrative and Other Charges:                                 (2,879,240)            (183,223)                    0              (27,512)           (3,089,975)
                                                          -------------------  -------------------   -------------------  -------------------   -------------------
Net Withdrawals by Contract Owners                      $         (2,376,842)   $        (133,775)    $         (37,784)   $        (347,569)    $      (2,895,970)
                                                          ===================  ===================   ===================  ===================   ===================

Note 5:   Unit Activity

Transactions in units for the years ended December 31, 2004, 2003 and 2002 were as follows:

2004:
                                                                                                         VAL                      VLI                      SPVA                   SPVL

Company Contributions:                    1,980,971     Contract Owner Contributions:                  2,465,812                  155,094                     0                  55,305

Company Redemptions:                     (1,628,682)    Contract Owner Redemptions:                   (3,748,285)                (199,651)              (16,953)               (189,696)

2003:
                                                                                                         VAL                      VLI                      SPVA                   SPVL

Company Contributions:                    1,814,298     Contract Owner Contributions:                  3,017,473                  178,515                     0                  93,841

Company Redemptions:                     (1,721,856)    Contract Owner Redemptions:                   (4,057,783)                (216,005)              (35,600)               (221,948)

2002:
                                                                                                         VAL                      VLI                      SPVA                   SPVL

Company Contributions:                    1,898,876     Contract Owner Contributions:                  2,978,887                  181,776                    81                  76,633

Company Redemptions:                     (4,334,318)    Contract Owner Redemptions:                   (4,071,866)                (240,790)              (19,328)               (253,050)

Note 6:  Purchases and Sales of Investments

The aggregate costs of purchases and proceeds from sales of investments in the Partnership for the years ended December 31, 2004, 2003 and 2002 were as follows:

                                                                      December 31, 2004          December 31, 2003         December 31, 2002
Purchases:                                                           $               0          $               0         $               0

Sales:                                                               $      (3,306,299)         $      (3,172,755)        $      (8,794,568)

Note 7:   Financial Highlights

Pruco Life Insurance Company  (the "Company" or "Prudential") sells a number of variable annuity and variable life insurance products.  These products have unique combinations of features and fees that are charged against the contract owner's account balance.  Differences in  the fee structures result in a variety of unit values, expense ratios and total returns.

The following table was developed by determining which products offered by Pruco Life have the lowest and highest total expense ratio.  The summary may not reflect the minimum and maximum contract charges offered by the Company as contract owners may not have selected all available and applicable contract options as discussed in Note 1.  The table reflect contract owner units only.

                                At year ended                                                      For the year ended
                                    Units                Unit Value              Net Assets            Investment            Expense Ratio **          Total Return ***
                                   (000's)             Lowest- Highest            (000's)            Income Ratio *           Lowest-Highest            Lowest-Highest

    December 31, 2004               32,051          $2.08645 to $2.45484           $74,999                4.15%              0.35% to 1.25%            4.74% to 5.68%

    December 31, 2003               33,530          $1.99197 to $2.32279           $74,407                5.77%              0.35% to 1.25%            0.98% to 1.89%

    December 31, 2002               34,771          $1.97263 to $2.27966           $75,909                5.59%              0.35% to 1.25%           -0.03% to 0.87%

    December 31, 2001               36,119          $1.97316 to $2.26011           $78,352                5.95%              0.35% to 1.25%            3.50% to 4.42%

The table above reflects information for units held by contract owners.  Pruco Life also maintains a position in the Real Property Account, to provide for property acquisitions and capital expenditure funding needs.  Pruco Life held 12,134,074, 11,781,786, 11,689,343 and 14,124,785 units representing $ 27,951,903,
$25,741,655, $25,139,441 and $30,205,210 of net assets as of December 31, 2004, 2003, 2002 and 2001, respectively.  Charges for mortality risk, expense risk and administrative expenses are used by Pruco Life to purchase additional units in its account resulting in no impact to its net assets.

*  This amount represents the proportionate share of the net investment income from the underlying Partnership divided by the total average assets of the Account.
This ratio excludes those expenses, such as mortality and expense charges, that result in direct reductions in the unit values.

**  These ratios represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated.
The ratios include only those expenses that result in a direct reduction to unit values.  Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Partnership are excluded.

***  These amounts represent the total return for the periods indicated, including changes in the value of the underlying Partnership, and reflect deductions for all items included in the expense ratio. The total return does not include any expense assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented.

Charges and Expenses

A.  Mortality Risk and Expense Risk Charges

Mortality risk and expense risk charges are determined daily using an effective annual rate of 0.6%, 0.35%, 0.9% and 0.9% for VAL, VLI, SPVA, SPVL, respectively.
Mortality risk is that life insurance contract owners may not live as long as estimated or annuitants may live longer than estimated and expense risk is that the cost of issuing and administering the policies may exceed related charges by Pruco Life.  The mortality risk and expense risk charges are assessed through reduction in unit values.

B.  Administrative Charges

Administrative charges are determined daily using an effective annual rate of 0.35% applied daily against the net assets representing equity of contract owners held in each subaccount for SPVA and SPVL.  Administrative charges include costs associated with issuing the contract, establishing and maintaining records, and providing reports to contract owners.  The administrative charge is assessed through reduction in unit values.

C.  Cost of Insurance and Other Related Charges

Contract owner contributions are subject to certain deductions prior to being invested in the Real Property Account.  The deductions for VAL and VLI are (1) state premium taxes;
(2) sales charges, not to exceed 5% for VAL and 9% for VLI, which are deducted in order to compensate Pruco Life for the cost of selling the contract and (3) transaction costs, applicable to VAL, are deducted from each premium payment to cover premium collection and processing costs.  Contracts are also subject to monthly charges for the costs of administering the contract to compensate Pruco Life the guaranteed minimum death benefit risk.  These charges are assessed through the redemption of units.

D.  Deferred Sales Charge

A deferred sales charge is imposed upon the surrender of certain variable life insurance contracts to compensate Pruco Life for sales and other marketing expenses.  The amount of any sales charge will depend on the number of years that have elapsed since the contract was issued but will not exceed 45% of one scheduled annual premium for VAL contracts and 9% of the initial premium payment for SPVL.  No sales charge will be imposed after the sixth and tenth year of the contract for SPVL and VAL, respectively.  No sales charge will be imposed on death benefits.  A deferred sales charge is assessed through the redemption of units.

E.  Partial Withdrawal Charge

A charge is imposed by Pruco Life on partial withdrawals of the cash surrender value for VAL.  A charge equal to the lesser of $15 or 2% will be made in connection with each partial withdrawal of the cash surrender value of a contract. A charge is assessed through the redemption of units.

Note 8:  Related Party

Prudential and its affiliates perform various services on behalf of the Partnership in which the Account invests and may receive fees for the services performed.  These services include, among other things, shareholder communications, preparation, postage, fund transfer agency and various other record keeping and customer service functions.

                                    REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Contract Owners of the
Pruco Life Variable Contract Real Property Account
and the Board of Directors of
Pruco Life Insurance Company

In our opinion,  the  accompanying  statements of net assets and the related  statements of operations and changes in net assets present  fairly,  in all material  respects,  the financial  position of Pruco Life Variable  Contract Real Property  Account at
December 31, 2004 and 2003,  and the results of its  operations and the changes in its net assets for each of the three years in the period ended  December 31, 2004,  in  conformity  with  accounting  principles  generally  accepted in the United  States of
America.  These  financial  statements  are the  responsibility  of the  management  of the Pruco Life  Insurance  Company.  Our responsibility  is to express an opinion on these  financial  statements  based on our audits.  We conducted our audits of these financial  statements in accordance with auditing  standards of the Public Company  Accounting  Oversight Board (United States).
Those  standards  require  that we plan and  perform  the audit to obtain  reasonable  assurance  about  whether  the  financial statements are free of material  misstatement.  An audit includes  examining,  on a test basis,  evidence supporting the amounts and  disclosures  in the financial  statements,  assessing the  accounting  principles  used and  significant  estimates made by management,  and  evaluating  the overall  financial  statement  presentation.  We believe that our audits  provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
March 18, 2005

                                      THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                                                         FINANCIAL STATEMENTS

Consolidated Statements of Assets and Liabilities - December 31, 2004 and 2003                       B1

Consolidated Statements of Operations - Years Ended December 31, 2004, 2003 and 2002                 B2

Consolidated Statements of Changes in Net Assets - Years Ended December 31, 2004, 2003 and 2002      B3

Consolidated Statements of Cash Flows - Years Ended December 31, 2004, 2003 and 2002                 B4

Consolidated Schedule of Investments - December 31, 2004 and 2003                                    B5

Notes to Consolidated Financial Statements                                                           B7

Report of Independent Accountants                                                                    B15

                                           INDEX - Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

Year Ended December 31,
_____________________
2004	2003
________	________

ASSETS

REAL ESTATE INVESTMENTS — At estimated market value:

Real estate and improvements
(cost: 12/31/2004 — $224,584,885; 12/31/2003 — $223,943,870)	$203,246,069	$201,144,866
Real estate partnerships (cost: 12/31/2004 — $11,286,826;
12/31/2003 — $10,609,273)	12,126,566	8,721,319
Mortgage and other loans receivable (cost: 12/31/2004 — $1,332,060
12/31/2003 — $0)	1,332,060	—
Other real estate investments (cost: 12/31/2004 — $0;
12/31/2003 — $500,000)	—	500,000
________	________
Total real estate investments	216,704,695	210,366,185
CASH AND CASH EQUIVALENTS	17,557,182	18,901,814
OTHER ASSETS, NET	6,313,734	6,359,853
________	________
Total assets	$240,575,611	$235,627,852
________	________
________	________

LIABILITIES & PARTNERS’ EQUITY

MORTGAGE LOANS PAYABLE	$ 43,773,767	$ 43,934,494
ACCOUNTS PAYABLE AND ACCRUED EXPENSES	3,096,006	2,998,752
DUE TO AFFILIATES	721,419	1,017,932
OTHER LIABILITIES	622,900	947,110
MINORITY INTEREST	5,638,458	5,086,503
________	________
Total liabilities	53,852,550	53,984,791
________	________

COMMITMENTS AND CONTINGENCIES

PARTNERS’ EQUITY	186,723,061	181,643,061
________	________
Total liabilities and partners’ equity	$240,575,611	$235,627,852
________	________
________	________
NUMBER OF SHARES OUTSTANDING AT END OF PERIOD	7,140,308	7,366,835
________	________
________	________
SHARE VALUE AT END OF PERIOD	$26.15	$24.66
________	________
________	________

The accompanying notes are an integral part of these consolidated financial statements.

B-1 Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
_____________________________
2004	2003	2002
_______	_______	_______

INVESTMENT INCOME:

Revenue from real estate and improvements	$27,810,539	$26,217,891	$26,345,500
Equity in income of real estate partnership	629,190	560,660	276,209
Interest and equity income on mortgage
and other loans receivable	138,296	—	—
Income from other real estate investments	246,764	—	—
Interest on short-term investments	251,374	281,943	455,339
_______	_______	_______
Total investment income	29,076,163	27,060,494	27,077,048
_______	_______	_______

INVESTMENT EXPENSES:

Operating	7,545,335	5,116,001	5,261,674
Investment management fee	2,666,103	2,493,957	2,486,639
Real estate taxes	2,687,018	2,590,600	2,824,719
Administrative	5,243,944	3,496,973	3,345,192
Interest expense	2,910,841	2,557,294	1,989,473
Minority interest	223,316	192,260	305,308
	_______	_______	_______
Total investment expenses	21,276,557	16,447,085	16,213,005
	_______	_______	_______
NET INVESTMENT INCOME	7,799,606	10,613,409	10,864,043
	_______	_______	_______

REALIZED AND UNREALIZED GAIN (LOSS) ON REAL ESTATE

INVESTMENTS:
Net proceeds from real estate investments sold	7,105,000	5,689,488	6,282,075
Less: Cost of real estate investments sold	7,307,410	6,620,263	9,101,381
Realization of prior years’ unrealized
gain (loss) on real estate investments sold	(1,932,410)	(1,396,836)	(3,212,838)
_______	_______	_______
Net gain (loss) realized on real estate
investments sold	1,730,000	466,061	393,532
_______	_______	_______
Change in unrealized gain (loss) on real estate investments	2,457,887	(6,169,630)	(8,739,488)
Less: Minority interest in unrealized gain (loss) on
real estate investments	907,493	763,795	171,707
_______	_______	_______
Net unrealized gain (loss) on real estate investments	1,550,394	(6,933,425)	(8,911,195)
_______	_______	_______

NET REALIZED AND UNREALIZED GAIN (LOSS)

ON REAL ESTATE INVESTMENTS	3,280,394	(6,467,364)	(8,517,663)
_______	_______	_______

INCREASE (DECREASE) IN NET ASSETS RESULTING

FROM OPERATIONS	$11,080,000	$ 4,146,045	$ 2,346,380
_______	_______	_______
_______	_______	_______

The accompanying notes are an integral part of these consolidated financial statements.

B-2 Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended December 31,
_____________________________
2004	2003	2002
_______	_______	_______

INCREASE (DECREASE) IN NET ASSETS

RESULTING FROM OPERATIONS:
Net investment income	$7,799,606	$10,613,409	$10,864,043
Net gain (loss) realized on real estate investments sold	1,730,000	466,061	393,532
Net unrealized gain (loss) from real estate investments	1,550,394	(6,933,425)	(8,911,195)
________	________	________
Increase (decrease) in net assets resulting from operations	11,080,000	4,146,045	2,346,380
________	________	________

INCREASE (DECREASE) IN NET ASSETS RESULTING

FROM CAPITAL TRANSACTIONS:
Withdrawals by partners
(2004 — 226,527; 2003 — 278,014; and
2002 — 672,622 shares, respectively)	(6,000,000)	(6,856,490)	(16,143,510)
________	________	________
Increase (decrease) in net assets
resulting from capital transactions	(6,000,000)	(6,856,490)	(16,143,510)
________	________	________
INCREASE (DECREASE) IN NET ASSETS	5,080,000	(2,710,445)	(13,797,130)
NET ASSETS — Beginning of period	181,643,061	184,353,506	198,150,636
________	________	________
NET ASSETS — End of period	$186,723,061	$181,643,061	$184,353,506
________	________	________
________	________	________

The accompanying notes are an integral part of these consolidated financial statements.

B-3 Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
_____________________________
2004	2003	2002
_______	_______	_______

CASH FLOWS FROM OPERATING ACTIVITIES:

Net increase in net assets from operations	$11,080,000	$ 4,146,045	$ 2,346,380

Adjustments to reconcile net increase in net assets

to net cash from operating activities
Net realized and unrealized loss (gain)	(3,280,394)	6,467,364	8,517,663
Amortization of deferred financing costs	(108,232)	(523,586)	(189,826)
Distributions in excess of (less than) equity in income
of real estate partnership operations	(209,678)	648,193	(53,459)
Minority interest in consolidated partnerships	223,316	192,260	305,308
Bad debt expense	459,103	185,844	184,242
(Increase) decrease in:
Dividend receivable	—	—	20,802
Other assets	(304,747)	(502,655)	(2,246,510)
Increase (decrease) in:
Accounts payable and accrued expenses	97,254	(93,346)	(377,144)
Due to affiliates	(296,513)	110,429	11,369
Other liabilities	(324,210)	35,865	(61,165)
______	_______	______
Net cash flows from (used in) operating activities	7,335,899	10,666,413	8,457,660
______	_______	______

CASH FLOWS FROM INVESTING ACTIVITIES:

Net proceeds from real estate investments sold	7,105,000	5,689,488	6,282,075
Acquisition of real estate and improvements	—	(8,008,729)	(2,610,723)
Additions to real estate and improvements	(7,746,015)	(6,963,127)	(2,629,708)
Contributions to real estate partnerships	(467,875)	(1,326,071)	(2,851,395)
Origination of mortgage loan receivable	(1,332,060)	—	—
Collection of other real estate investments	4,975,000	—	—
Origination of other real estate investments	(4,475,000)	(500,000)	—
______	_______	______
Net cash flows from (used in) investing activities	(1,940,950)	(11,108,439)	(1,809,751)
______	_______	______

CASH FLOWS FROM FINANCING ACTIVITIES:

Withdrawals	(6,000,000)	(6,856,490)	(16,143,510)
Proceeds from mortgage loans payable	8,750,000	8,750,000	—
Principal payments on mortgage loans payable	(8,910,727)	(514,614)	(696,828)
Contributions from minority interest partners	—	242,354	2,268,461
Distributions to minority interest partners	(578,854)	(868,559)	(100,528)
______	_______	______
Net cash flows from (used in) financing activities	(6,739,581)	752,691	(14,672,405)
______	_______	______
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,344,632)	310,665	(8,024,496)
CASH AND CASH EQUIVALENTS - Beginning of period	18,901,814	18,591,149	26,615,645
______	_______	______
CASH AND CASH EQUIVALENTS - End of period	$17,557,182	$18,901,814	$18,591,149
______	_______	______
______	_______	______

The accompanying notes are an integral part of these consolidated financial statements.

B-4 Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

CONSOLIDATED SCHEDULES OF INVESTMENTS

December 31,
Total Rentable	_______________________________
Square Feet	2004	2003
Unless	_______________	______________
Otherwise	Estimated	Estimated
Indicated	Market	Market
Property Name	Ownership	City, State	(Unaudited)	Cost	Value	Cost	Value

REAL ESTATE INVESTMENTS

OFFICES

750 Warrenville	WO	Lisle, IL	103,193	$23,173,036	$10,098,838	$23,023,835	$12,110,725
Oakbrook Terrace	WO	Oakbrook, IL	123,734	14,833,796	9,698,734	14,619,120	10,097,932
Summit @ Cornell Oaks	WO	Beaverton , OR	72,109	11,934,209	9,644,005	11,890,209	10,000,005
Westpark	WO	Nashville, TN	97,199	10,708,970	11,151,327	10,423,727	9,239,260
Financial Plaza	WO	Brentwood, TN	98,049	12,333,151	10,966,233	9,837,482	6,700,041
		Offices % as of 12/31/04	28%	72,983,162	51,559,137	69,794,373	48,147,963

APARTMENTS

Brookwood Apartments	WO	Atlanta, GA	240 Units	17,344,994	16,616,914	15,781,263	17,000,000
Dunhill Trace Apartments	WO	Raleigh, NC	250 Units	16,083,715	18,000,660	16,010,326	17,665,000
Riverbend Apartments	CJV	Jacksonville, FL	458 Units	20,015,959	22,600,000	19,946,920	22,400,000
SIMA Apartments	CJV	Gresham/Salem, OR	493 Units	12,004,323	13,900,000	19,281,738	17,975,000
		Apartments % as of 12/31/04	38%	65,448,991	71,117,574	71,020,247	75,040,000

RETAIL

King’s Market	WO	Rosewell, GA	314,358	33,864,392	21,765,286	33,102,401	23,539,665
Hampton Towne Center	WO	Hampton, VA	174,540	18,031,495	21,000,000	18,013,068	20,000,000
White Marlin Mall	CJV	Ocean City, MD	186,016	15,229,878	19,300,000	13,198,649	15,900,000
Kansas City Portfolio	EJV	Kansas City, KS;MO	487,660	11,286,726	12,126,466	10,609,273	8,721,319
	Retail % as of 12/31/04		40%	78,412,491	74,191,752	74,923,391	68,160,984

INDUSTRIAL

Smith Road	WO	Aurora, CO	277,930	10,692,625	10,204,072	10,806,403	10,508,509
Walsh Higgins	WO	Salt Lake City, UT	182,500	—	—	—	—
Industrial % as of 12/31/04	5%	10,692,625	10,204,072	10,806,403	10,508,509

HOTEL

Portland Crown Plaza	CJV	Portland, OR	161 Rooms	8,334,342	8,300,000	8,008,729	8,008,729
	Hotel % as of 12/31/04		4%	8,334,342	8,300,000	8,008,729	8,008,729

LAND

Gateway Village	EJV	Blue Springs, MO	100	100	—	—
	Land % as of 12/31/04	0%	100	100	—	—

MORTGAGE AND OTHER LOANS RECEIVABLE

Westminster West	Eloan	Westminster, MD	1,332,060	1,332,060	—	—
Mortgage and Other Loans Receivable% as of 12/31/04		1%	1,332,060	1,332,060	—	—

OTHER REAL ESTATE INVESTMENTS

Englar Lowes Loan	NR	Westminster, MD	—	—	500,000		500,000
Other Real Estate Investments% as of 12/31/04		0%		—	—	500,000	500,000

Total Real Estate Investments as a Percentage of

Net Assets as of 12/31/04	116%	237,203,771	216,704,695	235,053,143	210,366,185
	______	_____________	_____________	_____________	_____________
	______	_____________	_____________	_____________	_____________

WO — Wholly Owned Investment

CJV — Consolidated Joint Venture

EJV — Joint Venture Investment accounted for under the equity method

NR — Note Receivable

Eloan — Mezzanine loan accounted for under the equity method

B-5 Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2004	December 31, 2003
____________________	_____________________
Estimated	Estimated
Face Amount	Cost	Market Value	Cost	Market Value
________	______	________	_____	________
CASH AND CASH EQUIVALENTS — Percentage of Net Assets	9.4%	10.4%
Federal National Mortgage Assoc., 1.06%, February 4, 2004	$5,974,000	$—	$—	$5,967,907	$ 5,967,907
Federal Home Loan Mortgage Corp., 0.88%, January 2, 2004	12,331,000	—	—	12,330,520	12,330,520
Federal Home Loan Bank, 6.450%, January 3, 2005	19,457,000	19,455,135	19,455,135	—	—
_______	_______	_______	_______
Total Cash Equivalents	19,455,135	19,455,135	18,298,427	18,298,427
Cash	(1,897,953)	(1,897,953)	603,387	603,387
_______	_______	_______	_______
Total Cash and Cash Equivalents	$17,557,182	$17,557,182	$18,901,814	$18,901,814
_______	_______	_______	_______
_______	_______	_______	_______

The accompanying notes are an integral part of these consolidated financial statements.

B-6 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

For Years Ended December 31, 2004, 2003, and 2002

Note 1:	Organization

On April 29, 1988, The Prudential Variable Contract Real Property Partnership (the “Partnership”), a general partnership organized under New Jersey law, was formed through an agreement among The Prudential Insurance Company of America (“Prudential”), Pruco Life Insurance Company (“Pruco Life”), and Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”). The Partnership was established as a means by which assets allocated to the real estate investment option under certain variable life insurance and variable annuity contracts issued by the respective companies could be invested in a commingled pool. The partners in the Partnership are Prudential, Pruco Life and Pruco Life of New Jersey.

The Partnership’s policy is to invest at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.

The estimated market value of the Partnership’s shares is determined daily, consistent with the Partnership Agreement. On each day during which the New York Stock Exchange is open for business, the net asset value of the Partnership is estimated using the estimated market value of its assets, principally as described in Notes 2A, 2B and 2C below, reduced by any liabilities of the Partnership. The periodic adjustments to property values described in Notes 2A, 2B and 2C below and other adjustments to previous estimates are made on a prospective basis. There can be no assurance that all such adjustments to estimates will be made timely.

Shares of the Partnership are held by The Prudential Variable Contract Real Property Account, Pruco Life Variable Contract Real Property Account and Pruco Life of New Jersey Variable Contract Real Property Account (the “Real Property Accounts”) and may be purchased and sold at the then current share value of the Partnership’s net assets. Share value is calculated by dividing the estimated market value of net assets of the Partnership as determined above by the number of shares outstanding. A contract owner participates in the Partnership through interests in the Real Property Accounts.

Prudential Real Estate Investors (“PREI”) is the real estate advisory unit of Prudential Investment Management, Inc. (“PIM”), which is an indirectly owned subsidiary of Prudential Financial Inc. (“PFI”). PREI provides investment advisory services to the Partnership’s partners pursuant to the terms of the Advisory Agreement as described in Note 9.

Note 2:	Summary of Significant Accounting Policies
A:

Basis of Presentation—The accompanying consolidated financial statements of the Partnership have been presented on the market value basis of accounting in conformity with accounting principles generally accepted in the United States of America. It is the Partnership’s policy to consolidate those real estate partnerships in which it has a controlling interest. All significant intercompany balances and transactions have been eliminated in consolidation.

:

Management’s Use of Estimates in the Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

C:

Real Estate Investments—Real estate investments are shown at estimated market value in accordance with the terms of the Partnership’s contracts. Properties owned are initially recorded at the purchase price plus closing costs. Development costs and major renovations are capitalized as a component of cost, and routine maintenance and repairs are charged to expense as incurred. Real estate costs include the cost of acquired property, including all the tangible and intangible assets. Tangible assets include the value of all land, building and tenant improvements at the time of acquisition. Intangible assets include the value of any above and below market leases, in-place leases, and tenant relationships at the time of acquisition. Market value estimates are based upon property appraisal reports prepared by independent real estate appraisers (members of the Appraisal Institute or an equivalent organization) within a reasonable amount of time following acquisition of the real estate and no less frequently than annually thereafter. The Chief Real Estate Appraiser of PIM is responsible to

B-7 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

For Years Ended December 31, 2004, 2003, and 2002

assure that the valuation process provides independent and reasonable property market value estimates. American Appraisal Associates (the “Appraisal Management Firm”), an entity not affiliated with PIM, has been appointed by PIM to assist the Chief Real Estate Appraiser in maintaining and monitoring the independence and the accuracy of the appraisal process. The market value of real estate investments does not reflect the transaction sale costs, which may be incurred upon disposition of the real estate investments.

Unconsolidated real estate partnerships are valued at the Partnership’s equity in net assets as reflected in the partnerships’ financial statements with properties valued as described above. Under the equity method, the investment is initially recorded at the original investment amount, plus additional amounts invested, and is subsequently adjusted for the Partnership’s share of undistributed earnings or losses (including unrealized appreciation and depreciation) from the underlying entity.

As described above, the estimated market value of real estate and real estate related assets is determined through an appraisal process. These estimated market values may vary significantly from the prices at which the real estate investments would sell, since market prices of real estate investments can only be determined by negotiation between a willing buyer and seller. Although the estimated market values represent subjective estimates, management believes these estimated market values are reasonable approximations of market prices and the aggregate estimated value of investments in real estate is fairly presented as of December 31, 2004.

D:	Other Real Estate Investments—Other real estate investments include notes receivable, which are valued at the amount due and approximate market value.

E:

Cash and Cash Equivalents—Cash and cash equivalent are comprised of all short-term investments and investments in money market funds with a maximum maturity of three months. Cash equivalents consist of investments in the Prudential Investment Liquidity Pool offered and managed by an affiliate of PFI and are accounted for at market value.

F:	Marketable Securities—Marketable securities are highly liquid investments with maturities of more than three months when purchased and are carried at estimated market value.
G:

Other Assets—Cash of $212,989 and $216,883 was maintained by the wholly owned and consolidated properties at December 31, 2004 and 2003, respectively, for tenant security deposits and is included in Other Assets on the Consolidated Statements of Assets and Liabilities. Other assets also includes tenant receivable and is net of allowance for uncollectible accounts of $46,690 and $76,800 at December 31, 2004 and 2003, respectively.

H:

Mortgage Loans Payable—Mortgage loans payable are stated at the principal amount of the obligation outstanding. At times the Partnership may assume debt in connection with the purchase of real estate. For debt assumed, the Partnership allocates a portion of the purchase price to the below/above market debt and amortizes the premium/discount over the remaining life of the debt.

I:

Deferred Financing Costs—Included in Other Assets are deferred financing costs amounting to $391,666 and $313,425, which are net of accumulated amortization of $878,316 and $713,990 as of December 31, 2004 and 2003, respectively, and which are being amortized over the term of the related obligation.

B-8 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

For Years Ended December 31, 2004, 2003, and 2002

J:

Revenue Recognition—Revenue from real estate is recognized when earned in accordance with the terms of the respective leases. Revenue from certain real estate investments is net of all or a portion of related real estate expenses, as lease arrangements vary as to responsibility for payment of these expenses between tenants and the Partnership. Since real estate is stated at estimated market value, net income is not reduced by depreciation or amortization expense.

K:

Equity in Income of Real Estate Partnership—Equity in income from real estate partnership operations represents the Partnership’s share of the current year’s partnership income as provided for under the terms of the partnership agreements. As is the case with wholly-owned real estate, partnership net income is not reduced by depreciation or amortization expense. Frequency of distribution of income is determined by formal agreements or by the executive committee of the partnership.

L:

Federal Income Taxes—The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. The income and capital gains and losses of the Partnership are attributed, for federal income tax purposes, to the Partners in the Partnership. The Partnership may be subject to state and local taxes in jurisdictions in which it operates.

M:

New Accounting Pronouncements—FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, (“FIN 46”) was issued in January 2003. In December 2003, FASB issued a revised interpretation of FIN 46 (“FIN 46-R”), which supersedes FIN 46. FIN 46-R defers the effective date for applying the provisions of FIN-46 for those companies currently accounting for their investments in accordance with the AICPA Audit and Accounting Guide, “Audits of Investment Companies” (the “Audit Guide”). The effective date is delayed while the AICPA finalizes the proposed Statement of Position (“SOP”) on the clarification of the scope of the Audit Guide. Following the issuance of the final SOP, the FASB will consider modifying FIN 46-R to provide an exception for companies that apply the Audit Guide. The Partnership is awaiting the final determination from the FASB in order to evaluate the extent in which, if any, its equity investments may need to be consolidated as a result of this FIN 46-R.

Note 3:	Disclosure of Supplemental Cash Flow Information and Non-Cash Investing and Financing Activity

Cash paid for interest during the years ended December 31, 2004, 2003, and 2002 was $2,595,651, $2,462,387, and $1,989,473, respectively.

During the fourth quarter 2002, in conjunction with the acquisition of a real estate investment, the Partnership assumed mortgage loan financing of $7.4 million.

B-9 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

For Years Ended December 31, 2004, 2003, and 2002

Note 4:	Real Estate Partnership

Real estate partnership is valued at the Partnership’s equity in net assets as reflected by the partnership's financial statements with properties valued as indicated in Note 2C above. The partnership’s combined financial position at December 31, 2004 and 2003, and results of operations for the years ended December 31, 2004, 2003, and 2002 are summarized as follows (in 000’s):

December 31,
2004	2003
_______	_______

Partnership Assets and Liabilities

Real estate at estimated market value	$34,200	$29,450
Other assets	1,217	1,536
_______	_______
Total assets	35,417	30,986
_______	_______
Mortgage loans payable	18,564	18,834
Other liabilities	370	321
_______	_______
Total liabilities	18,934	19,155
_______	_______
Net Assets	$16,483	$11,831
_______	_______
_______	_______
Partnership’s Share of Net Assets	$12,127	$ 8,721
_______	_______
_______	_______
Year Ended December 31,
2004	2003	2002
_______	_______	_______

Partnership Operations

Rental revenue	$ 3,125	$ 3,114	$ 3,017
Other revenue	1,710	1,360	1,153
_______	_______	_______
Total revenue	4,835	4,474	4,170
_______	_______	_______
Real estate expenses and taxes	2,481	2,196	2,065
Interest expense	1,500	1,555	1,652
_______	_______	_______
Total expenses	3,981	3,751	3,717
_______	_______	_______
Net Investment Income	$ 854	$ 723	$ 453
_______	_______	_______
_______	_______	_______
Partnership’s equity in income of real estate partnerships	$ 629	$ 561	$ 276
_______	_______	_______
_______	_______	_______

B-10 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

For Years Ended December 31, 2004, 2003, and 2002

Note 5: Mortgage Loans Payable:

Debt includes mortgage loans payable as summarized below (in 000’s):

as of 12/31/04	as of 12/31/03	As of 12/31/04
_______________	________	__________________
Partnership’s
100%	Share of	100%
Principal	Principal	Principal
Balance	Balance	Balance	Interest	Maturity
Outstanding	Outstanding*	Outstanding	Rate**	Date	Terms***
_______	________	_______	________	_____	_____

Mortgages of Wholly Owned Properties & Consolidated Partnerships

Jacksonville, FL	$10,000	$ 8,933	$ 10,000	4.34%	2008	PP, I
Hampton, VA	9,075	9,075	9,451	6.75%	2018	PP, P&I
Ocean City, MD	7,199	4,655	7,299	7.24%	2008	PP, P&I
Raleigh, NC	8,750	8,750	8,750	3.09%	2008	PP, I
Atlanta, GA	8,750	8,750	—	4.90%	2009	PP, P&I
Gresham/Salem, OR	—	—	8,434	—	Paid off in 2004
Total	$43,774	$40,163	$43,934

Mortgages on Equity Partnerships

Kansas City, MO - Ten Quivira	$ 6,680	$ 4,914	$ 6,776	8.16%	2007	PP, P&I
Kansas City, MO- Ten Quivira Parcel	961	707	975	8.16%	2007	PP, P&I
Kansas City, MO - Cherokee Hill	3,083	2,268	3,129	7.79%	2007	PP, P&I
Kansas City, KS - Devonshire	2,140	1,575	2,172	8.16%	2007	PP, P&I
Kansas City, MO - Brywood Center	5,700	4,193	5,782	8.16%	2007	PP, P&I
Total	$18,564	$13,657	$18,834

Total Mortgage Loans Payable	$62,338	$53,820	$62,768	5.84%
*

Represents the Partnership’s interest in the loan based upon the estimated percentage of net assets which would be distributed to the Partnership if the partnership were liquidated at December 31, 2004. It does not represent the Partnership’s legal obligation.

**

The Partnership’s weighted average interest rate at December 31, 2004 and 2003 were 5.84% and 6.33%, respectively. The weighted average interest rates were calculated using the Partnership’s annualized interest expense for each loan (derived using the same percentage as that in (*) above) divided by the Partnership’s share of total debt.

***	Loan Terms PP=Prepayment penalties applicable to loan, I=Interest only, P&I=Principal and Interest

B-11 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

For Years Ended December 31, 2004, 2003, and 2002

Note 5: Mortgage Loans Payable: (continued)

As of December 31, 2004, mortgage loans payable on wholly owned properties and consolidated partnerships are payable as follows:

Year Ending December 31,	(000’s)
_______________	_____
2005	$ 512
2006	549
2007	588
2008	26,090
2009	8,745
Thereafter	7,290
_____
Total	$43,774
_____
_____

The mortgage loans payable of wholly owned properties and consolidated partnerships are secured by real estate investments with an estimated market value of $97,517,574.

As of December 31, 2004, principal amounts of mortgage loans payable on the equity partnership are payable as follows:

100% Loan Balance	Partnership’s Share
Year Ending December 31,	(000’s)	(000’s)
_______________	___________	____________
2005	$ 291	$ 214
2006	315	232
2007	17,958	13,211
_____	_____
Total	$18,564	$13,657
_____	_____
_____	_____

Based on borrowing rates available to the Partnership at December 31, 2004 for loans with similar terms and average maturities, the Partnership’s mortgages on wholly owned properties and consolidated partnerships have an estimated fair value of approximately $44.8 million, which is net of deferred financing costs of $350,577 and a carrying value of $43.7 million. The Partnership’s share of equity partnership debt has an estimated fair value of approximately $20.0 million and a carrying value of $18.6 million. Different assumptions or changes in future market conditions could significantly affect estimated fair value.

Note 6: Concentration of Risk on Real Estate Investments

At December 31, 2004, the Partnership had real estate investments located throughout the United States. The diversification of the Partnership’s holdings based on the estimated market values and established NCREIF regions is as follows:

Estimated
Market Value
Region	(000’s)	Region %
____	__________	_________
East North Central	$ 19,798	9%
Mideast	59,633	28%
Mountain	10,204	5%
Pacific	31,844	15%
Southeast	83,100	37%
West North Central	12,126	6%
______		____
Total	$216,705	100%
______		____
______		____

The above allocations are based on (1) 100% of the estimated market value of wholly-owned properties and consolidated joint ventures, and (2) the estimated market value of the Partnership’s net equity in non-consolidated ventures.

B-12 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

For Years Ended December 31, 2004, 2003, and 2002

Note 7: Purchase Commitment Obligations

Purchase Commitments:

Purchase commitments includes forward commitments without conditions waived, commitments to purchase real estate and/or fund additional expenditures on previously acquired properties and loan take out agreements. Certain purchases of real estate are contingent on a developer building the real estate according to plans and specifications outlined in the pre-sale agreement or the property achieving a certain level of leasing. It is anticipated that funding will be provided by operating cash flow, real estate investment sales, and deposits from the Partnership.

As of December 31, 2004, the Partnership had the following outstanding purchase commitments:

Commitments
Property Type	(000’s)
________	_________
Other	1,600
_____
Total	$1,600
_____
_____

Note 8: Leasing Activity

The Partnership leases space to tenants under various operating lease agreements. These agreements, without giving effect to renewal options, have expiration dates ranging from 2005 to 2050. At December 31, 2004, the aggregate future minimum base rental payments under non-cancelable operating leases for wholly owned and consolidated joint venture properties by year are as follows:

Year Ending December 31,	(000’s)
_______________________	_______
2005	$11,978
2006	11,392
2007	10,464
2008	9,346
2009	6,672
Thereafter	18,900
_______
Total	$68,752
_______
_______

Note 9: Commitments and Contingencies

In 1986, Prudential committed to fund up to $100 million to enable the Partnership to acquire real estate investments. Contributions to the Partnership under this commitment have been utilized for property acquisitions, and were to be returned to Prudential on an ongoing basis from contract owners’ net contributions and other available cash. The amount of the commitment has been reduced by $10 million for every $100 million in current value net assets of the Partnership. As of December 31, 2004, the cost basis of Prudential’s equity interest in the Partnership under this commitment (held through the Real Property Accounts) was $44 million. Prudential terminated this commitment on December 31, 2002.

The Partnership is subject to various legal proceedings and claims arising in the ordinary course of business. These matters are generally covered by insurance. In the opinion of Prudential's management, the outcome of such matters will not have a significant effect on the financial position of the Partnership.

B-13 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

For Years Ended December 31, 2004, 2003, and 2002

Note 10: Other Related Party Transactions

Pursuant to an investment management agreement, PIM charges the Partnership a daily investment management fee at an annual rate of 1.25% of the average daily gross asset valuation of the Partnership. For the years ended December 31, 2004, 2003 and 2002 management fees incurred by the Partnership were $2.7 million, $2.5 million, and $2.5 million for each of the three years, respectively.

The Partnership also reimburses PIM for certain administrative services rendered by PIM. The amounts incurred for the years ended December 31, 2004, 2003 and 2002 were $141,130; $132,380; and $132,380, respectively, and are classified as administrative expenses in the Consolidated Statements of Operations.

During the years ended December 31, 2004, 2003 and 2002, the Partnership made the following distributions to the Partners:

Year Ending December 31,	(000’s)
_______________	_______
2004	$ 6,000
2003	$ 6,856
2002	$16,143

Note 11: Financial Highlights

	For the Year Ended December 31,
2004	2003	2002	2001	2000
______	______	______	______	______

PER SHARE (UNIT) OPERATING PERFORMANCE:

Net Asset Value, beginning of period	$24.66	$24.11	$23.82	$22.74	$20.86

INCOME FROM INVESTMENT OPERATIONS:

Investment income, before management fee	1.44	1.71	1.63	1.66	1.67
Management fee	(0.36)	(0.33)	(0.30)	(0.30)	(0.26)
Net realized and unrealized gain (loss) on investments	0.41	(0.83)	(1.04)	(0.28)	0.47
______	______	______	______	______
Net Increase in Net Assets Resulting from Operations	1.49	0.55	0.29	1.08	1.88
______	______	______	______	______
Net Asset VALUE, end of period	$26.15	$24.66	$24.11	$23.82	$22.74
______	______	______	______	______
______	______	______	______	______
Total Return, before Management Fee (a):	7.61%	3.63%	2.52%	6.14%	10.40%

RATIOS/SUPPLEMENTAL DATA:

Net Assets, end of period (in millions)	$187	$182	$184	$198	$206

Ratios to average net assets (b):

Total portfolio level expenses	1.43%	1.35%	1.28%	1.27%	1.28%
Net investment income	5.76%	7.12%	6.85%	7.11%	7.76%

(a) Total Return, before management fee is calculated by geometrically linking quarterly returns which are calculated using the formula below:

Net Investment Income + Net Realized and Unrealized Gains/(Losses)
Beg. Net Asset Value + Time Weighted Contributions – Time Weighted Distributions

(b) Average net assets are based on beginning of quarter net assets.

Note 12: Subsequent Events

On March 10, 2005, one additional apartment asset located in Salem, Oregon sold for $4.65 million, resulting in a realized loss of approximately $1.6 million for the property.

B-14 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

For Years Ended December 31, 2004, 2003, and 2002

Report of Independent Registered Public Accounting Firm

To the Partners of The Prudential

Variable Contract Real Property Partnership

In our opinion, the accompanying consolidated statements of assets and liabilities, including the consolidated schedule of investments, and the related consolidated statements of operations, of changes in net assets and of cash flows present fairly, in all material respects, the financial position of The Prudential Variable Contract Real Property Partnership at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of The Prudential Insurance Company of America. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York

March 16, 2005

B-15 Real Property

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in connection with certain affiliates, maintains various insurance coverages under which the underwriter and certain affiliated persons may be insured against liability which may be incurred in such capacity, subject to the terms, conditions, and exclusions of the insurance policies.

Arizona, being the state of organization of Pruco Life Insurance Company (“Pruco Life”), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of Arizona law permitting indemnification can be found in Section 10-850 et seq. of the Arizona Statutes Annotated. The text of Pruco Life's By-law Article VIII, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 3(ii) to its Form 10-Q, SEC File No. 33-37587, filed August 15, 1997.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. NOT APPLICABLE

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

(1A)   Distribution    Agreement   between   Pruco   Securities      Incorporated by reference to  Post-Effective  Amendment No.
LLC and Pruco Life Insurance  Company                                24 to Form S-6, Registration  No. 2-80513,  filed
with respect to the  Pruco Life Variable Insurance Account.          April 30,  1997  on  behalf  of  the  Pruco Life Variable
                                                                     Insurance Account.

(1B)   Distribution    Agreement   between   Pruco   Securities      Incorporated by reference to Post-Effective Amendment
LLC and Pruco Life Insurance  Company                                No. 26 to  Form S-6, Registration No.2-89558,  filed
with respect to the Pruco Life Variable Appreciable Account.         April 29, 1997, on behalf of the PrucoLife  Variable
                                                                     Appreciable Account.

(1C)   Distribution Agreement between Pruco Securities               Incorporated by reference to Post-Effective Amendment No. 3
LLC and Pruco Life Insurance Company with respect to                 to this Registration Statement, filed April 9, 1997 on behalf
the Pruco Life Single Premium Variable Annuity Account.              of the Pruco Life Variable Contract Real Property Account.

(3A) Articles of Incorporation of Pruco Life Insurance               Incorporated by reference to  Form S-6, Registration No.
Company, as amended October 19, 1993.                                333-07451, filed July 2, 1996 on behalf of the Pruco Life
                                                                     Variable Appreciable Account.

(3B) By-Laws of Pruco Life Insurance Company, as amended             Incorporated by reference to  Form 10-Q, Registration No.
May 6, 1997.                                                         033-37587, filed August 15, 1997 on behalf of the Pruco
                                                                     Life Insurance Company.

(3C)  Resolution  of the Board of  Directors  establishing           Incorporated by reference to Post-Effective Amendment No. 3
the Pruco Life Variable Contract Real Property Account.              to this Registration Statement, filed April 9, 1997 on behalf of the Pruco Life Variable Contract Real Property Account.

(4A)Variable Life Insurance Contract.                                Incorporated by reference to Post-Effective  Amendment No.
                                                                     24 to Form S-6, Registration No. 2-80513,  filed April
                                                                     30, 1997  on  behalf  of  the  Pruco Life  Variable
                                                                     Insurance Account.

(4B)(i) Revised Variable Appreciable Life Insurance                  Incorporated by reference to  Post-Effective  Amendment No. 26
Contract with fixed death benefit.                                   to Form S-6, Registration  No. 2-89558,  filed April 29, 1997 on  behalf  of  the  Pruco Life Variable Appreciable Account.

(4B)(ii)  Revised Variable Appreciable Life Insurance                Incorporated by reference to Post-Effective  Amendment No. 26
Contract with variable death benefit.                                to Form S-6,  Registration  No.  2-89558,  filed April 29, 1997 on  behalf  of  the  Pruco Life Variable Appreciable Account.

(4C) Single Premium Variable Annuity Contract.                       Incorporated by reference to Post-Effective Amendment No. 3 to this Registration Statement, filed April 9, 1997 on behalf of the Pruco Life Variable Contract Real Property Account.

(4D)Flexible Premium Variable Life Insurance Contract.               Incorporated by reference to Post-Effective Amendment No. 3 to this Registration Statement, filed April 9, 1997 on behalf of the Pruco Life Variable Contract Real Property Account.

(5) Opinion and Consent of Clifford E. Kirsch,  Esq., as to the      Filed herewith.
legality of the securities being registered.

(10A)  Investment   Management   Agreement  between  Prudential      Incorporated by reference to Post-Effective Amendment No. 16
Investment   Management,   Inc.  and  The  Prudential  Variable      to Form S-1, Registration No. 33-20083-01, filed April 10, 2003
Contract Real Property Partnership.                                  on behalf of The Prudential Variable Contract real Property
                                                                     Account.

(10B)  Administrative Service  Agreement  among PIM,  Prudential     Incorporated by reference to Post-Effective Amendment No. 17
Insurance Company of America, Pruco Life Insurance Company, and      to Form S-1, Registration No. 33-20083-01, filed April 12, 2004
Pruco Life Insurance Company of New Jersey.                          on behalf of the Prudential Variable Contract Real Property Account.

(10C)   Partnership   Agreement  of  The  Prudential   Variable      Incorporated by reference to Post-Effective Amendment No. 9 to
Contract Real Property Partnership.                                  Form S-1, Registration No.33-20083-01, filed April 9, 1997 on behalf of the Prudential Variable Contract Real Property Account.

(23A)   Written   consent   of   PricewaterhouseCoopers LLP,         Filed herewith.
independent registered public accounting firm.

(23B) Written consent of Clifford E. Kirsch, Esq.                    Incorporated by reference to Exhibit (5) hereto.

(24) Powers of Attorney:

(A)  Helen M. Galt                                                   Incorporated by reference to  Post-Effective  Amendment No.
                                                                     5 to Form S-6,  Registration  No.  333-85115, filed
                                                                     June 28, 2001 on behalf of the  Pruco Life  Variable
                                                                     Universal Account.

(B)  James J. Avery, Jr.                                             Incorporated by reference to Post-Effective Amendment No. 2 to Form S-6, Registration No. 333-07451, filed June 25, 1997 on behalf of the Pruco Life Variable Appreciable Account.

(C)  David R. Odenath, Jr.,  Ronald P. Joelson                       Incorporated by reference to Form N-4, Registration No.
                                                                     333-52754, filed December 26, 2000 on behalf of the Pruco
                                                                     Life Flexible Premium Variable Annuity Account.

(D)  Andrew J. Mako                                                  Incorporated by reference to Post-Effective Amendment No. 39 to Form N-4, Registration No. 333-37728, filed November
                                                                     14, 2003 on behalf of the Pruco Life Flexible Premium Variable
                                                                     Annuity Account.

(E)  John Chieffo, C.Edward Chaplin, Bernard J. Jacob                Incorporated by reference to Post-Effective Amendment No. 48 to Form N-4, Registration No. 333-37728, filed November
                                                                     15, 2004 on behalf of the Pruco Life Flexible Premium
                                                                     Variable Annuity Account.

(b)  Financial Statement Schedules

     Schedule III-Real Estate Owned by The Prudential  Variable
     Contract  Real  Property   Partnership   and   independent      Filed herewith.
     accountant's report thereon.

ITEM 17. UNDERTAKINGS

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that Section.

The undersigned Registrant hereby undertakes (a) to file any prospectuses required by Section 10(a) (3) of the Securities Act of 1933 as Post-Effective Amendments to this Registration Statement, (b) that for the purposes of determining any liability under the 1933 Act, each such Post-Effective Amendment may be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be in the initial bona fide offering thereof, (c) to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (d) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (e) to remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at such time as the offering of such securities may be terminated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Pruco Life Insurance Company has duly caused this Post-Effective Amendment No. 12 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey on the 11th day of April, 2005.

Pruco Life Insurance Company
In Respect of
Pruco Life
Variable Contract Real Property Account

By: /s/Nancy D. Davis
Nancy D. Davis
Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 12 to the Registration Statement has been signed below by the following Directors and Officers of Pruco Life Insurance Company in the capacities indicated on this 11th day of April, 2005.

         Signature and Title

/s/*____________________________
Bernard J. Jacob
President and Director

/s/*____________________________
John Chieffo
Vice President and Chief Accounting Officer

/s/*____________________________
James J. Avery, Jr.
Director

/s/*____________________________                             * By:  /s/ Thomas C. Castano
C. Edward Chaplin                                                      Thomas C. Castano
Director                                                                (Attorney-in-Fact)

/s/*____________________________
Helen M. Galt
Director

/s/*____________________________
Ronald P. Joelson
Director

/s/*____________________________
Andrew J. Mako
Director

/s/*____________________________
David R. Odenath, Jr.
Director

EXHIBIT INDEX

(a)    (5)      Opinion  and  Consent of Clifford  E.  Kirsch,  Esq., as to the  legality of the         II-
                securities being registered.

       (23A)    Written consent of PricewaterhouseCoopers LLP, independent registered public             II-
                accounting firm.

(b)    Financial Statement Schedules:
       Schedule  III-Real  Estate  Owned by The  Prudential  Variable  Contract  Real  Property         II-
       Partnership and independent accountant's report thereon.

Exhibit 5

April 11, 2005

Pruco Life Insurance Company

213 Washington Street

Newark, New Jersey 07102-2992

Gentlemen:

In my capacity as Chief Legal Officer of Pruco Life Insurance Company ("Pruco Life"), I have reviewed the establishment of Pruco Life Variable Contract Real Property Account (the "Account") on August 27, 1986 by the Executive Committee of the Board of Directors of Pruco Life as a separate account for assets applicable to certain variable life insurance contracts and variable annuity contracts, pursuant to the provisions of Section 20-651 of the Arizona Insurance Code. I was responsible for the oversight of the preparation and review of the Registration Statement on Form S-1, as amended, filed by Pruco Life with the Securities and Exchange Commission (Registration No. 33-86780) under the Securities Act of 1933 for the registration of the Account.

I am of the following opinion:

(1)	Pruco Life was duly organized under the laws of Arizona and is a validly existing corporation.

(2)	The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of Arizona law.

(3)

The portion of the assets held in the Account equal to the reserves and other liabilities for variable benefits under the variable life insurance contracts and variable annuity contracts is not chargeable with liabilities arising out of any other business Pruco Life may conduct.

(4)	The variable life insurance contracts and variable annuity contracts, are legal and binding obligations of Pruco Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/

Clifford E. Kirsch

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated March 18, 2005, relating to the financial statements of the Pruco Life Variable Contract Real Property Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our reports dated March 13, 2005, relating to the financial statements and financial statement schedules of The Prudential Variable Contract Real Property Partnership, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 11, 2005

                                                                                                                                                        THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                                                                                                                                                              SCHEDULE III - REAL ESTATE OWNED: PROPERTIES
                                                                                                                                                                         DECEMBER 31, 2004
                                                                   ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                                                                                                                     Gross Amount at Which
                                                                          Initial Costs to the Partnership                     Costs                                                                                               Carried at Close of Year
                                      ----------------------------------------------------------------------------                                 ----------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            Capitalized
                                          Encumbrances                                           Building &                Subsequent to                                  Building &                   2004                                                          Year of                   Date
          Description                      at 12/31/04                    Land                  Improvements                Acquisition                   Land                  Improvements                  Sales                          Total                       Construction               Acquired
---------------------------------     ----------------------       --------------------     ----------------------    ------------------------     --------------------     ----------------------    ----------------------     ------------------------------       --------------------     --------------------

Properties:

Office Building
Lisle, IL                                     None                           1,780,000                 15,743,881                   5,649,155                1,958,000                 21,215,036                                                   23,173,036               1985                  Apr., 1988

Garden Apartments
Atlanta, GA                                       8,750,000                  3,631,212                 11,168,904                   2,544,878 (b)            4,206,097                 13,138,897                                                   17,344,994               1987                  Apr., 1988

Retail Shopping Center
Roswell, GA                                   None                           9,454,622                 21,513,677                   2,896,093               11,135,594                 22,728,798                                                   33,864,392               1988                  Jan., 1989

Garden Apartments
Raleigh, NC                                       8,750,000                  1,623,146                 14,135,553                     325,016                1,623,146                 14,460,569                                                   16,083,715               1995                  Jun., 1995

Office Building
Nashville, TN                                 None                           1,797,000                  6,588,451                   2,323,519                1,797,378                  8,911,592                                                   10,708,970               1982                  Oct., 1995

Office Park
Oakbrook Terrace, IL                          None                           1,313,310                 11,316,883                   2,203,603                1,313,821                 13,519,975                                                   14,833,796               1988                  Dec., 1995

Office Building
Beaverton, OR                                 None                             816,415                  9,897,307                   1,220,487                  845,887                 11,088,322                                                   11,934,209               1995                  Dec., 1996

Industrial Building
Aurora, CO                                    None                           1,338,175                  7,202,411                   2,152,039                1,415,159                  9,277,466                                                   10,692,625               1997                  Sep., 1997

Office Complex
Brentwood, TN                                 None                           2,425,000                  7,063,755                   2,844,396                2,453,117                  9,880,034                                                   12,333,151               1987                  Oct., 1997

Retail Shopping Center
Hampton, VA                                       9,074,608                  2,339,100                 12,767,956                   2,924,439                3,462,107                 14,569,388                                                   18,031,495               1998                   May, 2001

                                      ----------------------       --------------------     ----------------------    ------------------------     --------------------     ----------------------    ----------------------     ------------------------------
                                                 26,574,608                 26,517,980                117,398,778                  25,083,625               30,210,306                138,790,077                         0                        169,000,383
                                      ======================       ====================     ======================    ========================     ====================     ======================    ======================     ==============================

                                                                                                    2004                       2003                       2002                      2001
                                                                                            ----------------------    ------------------------     --------------------     ----------------------

(a)                                   Balance at beginning of year                                    163,507,834                 150,548,805              158,410,798                154,613,404
                                        Additions:
                                         Acquistions                                                            -                           -                        0                          0
                                         Improvements, etc.                                             5,492,550                   1,545,443                1,231,735                  3,797,394
                                         Conversions from JV to WO                                              -                  18,013,068                        0                          0
                                        Deletions:
                                         Sale                                                                   -                  (6,599,482)              (9,093,728)                         0

                                                                                            ----------------------    ------------------------     --------------------     ----------------------
                                      Balance at end of year                                          169,000,384                 163,507,834              150,548,805                158,410,798
                                                                                            ======================    ========================     ====================     ======================

(b)                                   Net of $1,000,000 settlement received from lawsuit.

                                                                                                                                                       THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                                                                                                                                                        SCHEDULE III - REAL ESTATE OWNED: INTEREST IN PROPERTIES
                                                                                                                                                 DECEMBER 31, 2004
                                                                   ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                                                                                                                     Gross Amount at Which
                                                                          Initial Costs to the Partnership                     Costs                                                                                               Carried at Close of Year
                                                                   -----------------------------------------------                                 ----------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            Capitalized
                                          Encumbrances                                           Building &            Subsequent to                                         Building &                                                                             Year of                   Date
          Description                      at 12/31/04                    Land                  Improvements                Acquisition                   Land                  Improvements                  Sold                           Total                       Construction               Acquired
---------------------------------     ----------------------       --------------------     ----------------------    ------------------------     --------------------     ----------------------    ----------------------     ------------------------------       --------------------     --------------------

Interest in Properties:

Garden Apartments
Jacksonville, FL                                 10,000,000                  2,750,000                 14,650,743                   2,615,216                2,750,000                 17,265,959                                                   20,015,959               1973                  Sept., 1999

Retail Shopping Center
Kansas City MO and KS            *               13,657,622                  5,710,916                 15,211,504                   3,174,520                5,710,916                 18,386,024                                                   24,096,940          Various Ranging            Sept., 1999
                                                                                                                                                                                                                                                                        From 1972-1992
Garden Apartments
Gresham/Salem, OR                                         -                  3,063,000                 15,318,870                     483,796                3,063,000                 15,802,666             (6,861,343)                           12,004,323          Various Ranging            Feb., 2001

Retail Shopping Center
Ocean City, MD                                    7,199,158                  1,517,099                  8,495,039                   5,217,740                1,517,099                 13,712,779                                                   15,229,878               1986                  Nov., 2002

Hotel
Portland, OR                                              -                  1,500,000                  6,508,729                     325,613                1,500,000                  6,834,342                                                    8,334,342               1989                  Dec., 2003

Land
Blue Springs, MO                                          -                        100                          -                           -                      100                          -                                                          100
                                      ----------------------       --------------------     ----------------------    ------------------------     --------------------     ----------------------    ----------------------     ------------------------------
                                                 30,856,780                 14,541,115                 60,184,885                  11,816,885               14,541,115                 72,001,770                (6,861,343)                        79,681,542
                                      ======================       ====================     ======================    ========================     ====================     ======================    ======================     ==============================

                                                                                                    2004                       2003                       2002                      2001
                                                                                            ----------------------    ------------------------     --------------------     ----------------------

(a)                                   Balance at beginning of year                                     71,045,309                  74,974,865               60,659,900                 25,121,329
                                        Additions:
                                         Acquistions                                                            0                   8,008,729               10,012,138                 33,488,926
                                         Improvements, etc.                                             2,444,168                   3,392,575                4,097,329                  1,674,862
                                        Deletions:
                                         Sale                                                          (6,861,343)                          0                        0                          0
                                         Conversions from JV to WO                                              -                 (16,446,908)

                                      Encumbrances on Joint Ventures
                                        accounted for by the equity method                                243,195                   1,116,048                  205,498                    374,783

                                                                                            ----------------------    ------------------------     --------------------     ----------------------
                                      Balance at end of year                                           66,871,329                  71,045,309               74,974,865                 60,659,900
                                                                                            ======================    ========================     ====================     ======================

* Partnership interest accounted for by the equity method.

                                      Report of Independent Registered Public Accounting Firm on
                                                     Financial Statement Schedules

To the Partners of The Prudential
Variable Contract Real Property Partnership:

Our audits of the consolidated financial statements referred to in our report dated March, 16, 2005 appearing in this Annual Report also included an audit of the financial statement schedules listed in this Form S-1. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCooper LLP
New York, New York
March 16, 2005